Exhibit 99.3

Execution Version

STOCK PURCHASE AGREEMENT

Among

_________________________

3D Systems, Inc.

And

The Seller Parties Named Herein

_________________________

February 22, 2011

TABLE OF CONTENTS

ARTICLE ONE SALE AND PURCHASE OF SHARES

1.1	Sale and Purchase of Company Shares.	1
1.2	Purchase Price.	1
1.3	Price Adjustment Definitions.	2
1.4	Price Adjustment Procedure.	4
1.5	Settlement of Final Purchase Price.	6
1.6	No Prejudice..	7
1.7	Payment Mechanics.	7
1.8	Treatment of Options.	7
1.9	Effective Time of Closing.	7
1.10	Sellers’ Closing Obligations.	8
1.11	Buyer’s Closing Obligations	9
1.12	Escrow Agreement	9
ARTICLE TWO SELLERS’ REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION
2.1	Organization; Capacity; Power.	9
2.2	Authorization of Agreements; Enforceability.	10
2.3	Governmental Filings and Authorizations	10
2.4	Contravention.	11
2.5	Brokerage Fees	11
2.6	Title to Company Shares	11
2.7	Seller Litigation.	11
2.8	Solvency	11
ARTICLE THREE SELLERS’ REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES
3.1	Organization; Qualification; Power; Governance.	12
3.2	Capitalization of the Acquired Companies.	12
3.3	No Investment in Other Persons	14
3.4	Contravention; Consents; Authorizations.	14
3.5	Books and Records.	15
3.6	Financial Statements.	16
3.7	No Change in Certain Financial Policies	17
3.8	Undisclosed Liabilities	17
3.9	Absence of Certain Changes or Events.	17
3.10	Accounts Receivable	19
3.11	Taxes.	19

(i)

3.12	Authorizations.	21
3.13	Compliance with Law and Orders.	22
3.14	Sufficiency of Assets; Title to Personal Property.	23
3.15	Condition of Certain Tangible Assets.	24
3.16	Real Property.	24
3.17	Legal Proceedings; Claims; Orders.	26
3.18	Environmental Laws and Related Matters.	26
3.19	Intellectual Property.	27
3.20	Employees.	29
3.21	Labor Relations; Compliance.	31
3.22	Employee Notification; WARN Act, etc.	32
3.23	Employee Benefit Plans.	32
3.24	Product and Service Warranty and Liability.	36
3.25	Material Contracts.	36
3.26	Bank Accounts.	39
3.27	Customer and Supplier Concentration.	39
3.28	Powers of Attorney.	39
3.29	Insurance.	39
3.30	Computer and Technology Security.	40
3.31	Certain Affiliate Business Relationships.	41
3.32	Seller Fees; Brokerage Fees	41
3.33	Adequacy of Disclosure	41
ARTICLE FOUR BUYER’S REPRESENTATIONS AND WARRANTIES
4.1	Organization; Power	42
4.2	Authorization of Agreements; Enforceability.	42
4.3	Governmental Filings and Authorizations	42
4.4	No Contravention.	42
4.5	Brokerage Fees	43
4.6	Investment Intent.	43
4.7	Buyer Litigation	43
4.8	Buyer Solvency	43
4.9	Post-Closing Payment	43

ARTICLE FIVE POST CLOSING COVENANTS

5.1	Post-Closing Cooperation	43
5.2	Press Releases	43
5.3	Intentionally Omitted.	44
5.4	Insurance Claims.	44
5.5	Confidentiality.	44
5.6	Cooperation with Audits.	45

(ii)

5.7	Further Assurances.	46
5.8	Cessation of IP Use.	46
ARTICLE SIX RESTRICTIONS ON COMPETITION AND SOLICITATION
6.1	Restriction on Competition.	47
6.2	Interference with or Diversion of Business	47
6.3	Interference with or Diversion of Employees	48
6.4	Reasonable Restrictions; Consideration	48
6.5	Severability	48
ARTICLE SEVEN CERTAIN TAX MATTERS
7.1	Transfer Taxes	49
7.2	Tax Reporting	49
7.3	Cooperation.	50
ARTICLE EIGHT INDEMNIFICATION AND OTHER REMEDIES
8.1	Survival	51
8.2	Rights Not Affected by Knowledge.	51
8.3	Waiver of Condition.	51
8.4	General Indemnification by Sellers.	51
8.5	Indemnification by Buyer	52
8.6	Limitation on Amount of Sellers’ Indemnification Liability.	53
8.7	Limitations on Amount of Buyer’s Indemnification Liability.	54
8.8	Indemnification Claim Limitations Periods.	55
8.9	Procedure for Indemnification: Third-Party Claims.	56
8.10	Procedure for Indemnification: Direct Claims.	59
8.11	Losses Incurred in Mitigation	60
8.12	Indemnification Payments; Insurance.	60
8.13	Reporting.	61
8.14	Recoupment from Escrow; Set-Off by Buyer.	61
8.15	Waivers and Additional Agreements by Sellers.	62
8.16	Exclusive Remedies; Injunctive Relief.	62
ARTICLE NINE MISCELLANEOUS PROVISIONS
9.1	Effect of the Company Disclosure Schedule.	63
9.2	Governing Law	64
9.3	Resolution of Disputes.	64
9.4	Entire Agreement and Amendment.	65
9.5	Headings and Captions.	66

(iii)

9.6	Interpretation and Construction.	66
9.7	Severability.	67
9.8	Counterparts and Facsimile Signatures	67
9.9	Time of the Essence.	67
9.10	Assignment and Successors.	67
9.11	Parties in Interest.	67
9.12	Expenses.	68
9.13	Notices.	68
9.14	Withholding Taxes.	69
9.15	Extension and Waiver.	69
9.16	Sellers’ Representative.	69
9.17	Independence of Agreements, Covenants, Representations and Warranties.	70
9.18	Limitation on Stratasys Liability	70

Appendix A:	Definitions

Exhibit A:	Seller Parties
Exhibit B:	Acquired Companies other than the Company
Exhibit C	Sources and Uses Allocation
Exhibit D:	Parent Guaranty
Exhibit E:	Form of Seller Release
Exhibit E-1:	Form of Stratasys Limited Release
Exhibit F:	Form of Estoppel Agreement
Exhibit G:	Escrow Agreement

(iv)

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of February 22, 2011, is by and among 3D Systems, Inc., a California corporation (“Buyer”) and each of the seller parties listed on Exhibit A hereto (each, a “Seller” and collectively, the “Sellers”).  Buyer and Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Sellers collectively own all of the outstanding capital stock of Quickparts.com, Inc., a Delaware corporation (the “Company”), being 8,713,172 shares of common stock, $0.001 par value per share (the “Common Stock”) and 878,734 shares of Class A common stock, $0.001 par value per share (the “Class A Common Stock” and collectively with the Common Stock,  the “Company Shares”).  The Company owns, directly or indirectly, all of the outstanding Equity Interests in the entities identified in Exhibit B hereto.  Each of those entities, as well as the Company, is referred to herein as an “Acquired Company,” and all of those entities, together with the Company, are referred to herein as the “Acquired Companies.”

This Agreement provides for a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the Company Shares in return for the Purchase Price (as defined herein), on and subject to the terms of this Agreement.

Appendix A to this Agreement contains certain definitions and cross-references to terms defined in the body of this Agreement.

The Parties acknowledge the adequacy of the consideration provided to each through their respective representations, warranties, conditions, rights and promises contained in this Agreement.  The Parties, intending to be legally bound, agree as provided below.

ARTICLE ONE

SALE AND PURCHASE OF SHARES

1.1           Sale and Purchase of Company Shares.  On and subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and transfer to Buyer and Buyer shall purchase and accept from Sellers all of the Company Shares for the Purchase Price.

1.2           Purchase Price.

(a)           Payment of Purchase Price.  The purchase price for the Company Shares (the “Purchase Price”) is $24,000,000.00, as decreased or increased by the adjustment amount, if any, payable pursuant to Section 1.5 (the “Adjustments”).  Subject to the Adjustments, the Purchase Price shall be payable as follows: (i) $16,800,000.00 plus Excess Cash and Cash Equivalents (as defined in Section 1.3, below) shall be payable to the Sellers at the Closing (the “Closing Payment”) and (ii) subject to Section 1.2(b) below, $7,200,000.00 shall be payable to the Sellers on the date that is six (6) months from the date of the Closing (the “Post-Closing Payment”).  Buyer shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to or on behalf of any Seller such amounts as the Buyer is required to deduct and withhold with respect thereto under the Code or any provision of state or local tax law.  Any such withheld amounts shall be treated as having been paid to the appropriate Seller for all purposes of this Agreement. All payments to Sellers will be made by Buyer, on the required payment dates therefor, by wire transfer to the Paying Agent, for distribution as set forth on the Sources and Uses spreadsheet attached hereto as Exhibit C (the “Sources and Uses Allocation”).

(b)           Escrow Payment.  Of the Post-Closing Payment, Buyer will deliver $2,400,000.00 in cash (subject to applicable reductions pursuant to the terms of the Escrow Agreement as defined in Section 1.12) to the Escrow Agent for deposit into the Escrow Account pursuant to Section 1.12 and pay the balance to the Sellers by wiring such balance to the Paying Agent for disbursement in connection with the Sources and Uses Allocation.

(c)           Parent Guaranty.  Buyer’s parent corporation, 3D Systems Corporation, a Delaware corporation, will execute a guaranty, in the form of Exhibit D hereto (the “Guaranty”), of all amounts due and payable to Sellers hereunder.

1.3           Price Adjustment Definitions.

(a)           “Accounts Receivable” means all accounts receivable, notes receivable and associated rights owned by any Acquired Company.

(b)           “Cash and Cash Equivalents” means all cash and cash equivalents, including marketable securities and short-term investments, uncollected checks issued to the Acquired Companies and funds in transit to the Acquired Companies (but only to the extent the checks and funds are not otherwise included in Current Assets), less the amount of uncollected checks issued by the Acquired Companies and funds in transit from the Acquired Companies (but only to the extent the checks and funds are not otherwise included in Current Liabilities).

(c)           “Closing Working Capital” means the value of the Current Assets of the Acquired Companies minus the value of the Current Liabilities of the Acquired Companies as of 12:00 p.m. New York City time on the Closing Date (the “Effective Time”).  Excluded from Closing Working Capital will be the amount received, or to be received, by Seller or any Acquired Company with respect to (i) any casualty loss of any long-term asset of any Acquired Company existing on the date of this Agreement, (ii) the taking of any long-term asset of any Acquired Company existing on the date of this Agreement by a Governmental Authority or other Person pursuant to eminent domain or similar power under Law, or (iii) the sale of any long-term asset of any Acquired Company that occurs between the date of this Agreement and the Effective Time.

(d)           “Closing Cash and Cash Equivalents” means the Cash and Cash Equivalents of the Acquired Companies as of the Effective Time.

(e)           “Current Assets” means the following current assets of the Acquired Companies:

(i)           Cash and Cash Equivalents;

(ii)           Accounts Receivable at their full face value net of the amount of the Reserved Accounts;

(iii)           all prepaid expenses (but only to the extent that Buyer or the Acquired Companies will obtain the benefit of them).

(f)           “Current Liabilities” means the current liabilities of the Acquired Companies, including the following, in each case without duplication:  accounts payable, customer deposits, advances payable, deferred revenue, deferred rent, royalty advances, sales taxes payable, accrued federal tax withholding with respect to payroll, accrued FICA withholding, accrued state tax withholding with respect to payroll, payroll taxes payable, salaries and bonuses payable, sales commissions payable, vacation expenses payable, accruals for all Federal Income Taxes and State Income Taxes and other amounts payable under Company Benefit Plans.

(g)           “Excess Cash and Cash Equivalents” means, at the time of determination, the amount by which Closing Cash and Cash Equivalents exceeds Target Cash and Cash Equivalents.

(h)           “Reserved Accounts” means an aggregate reserve for (i) adjustments to Accounts Receivable for discounts, rebates, returns, allowances and similar items, determined as of the Effective Time in a manner consistent with the past practice of the Acquired Companies for the period covered by the Financial Statements and (ii) uncollectible Accounts Receivable in an amount equal to (x) the aggregate amount of Accounts Receivable that as of the Effective Time remain outstanding more than 120 days after the invoice due date and (y) any other Accounts Receivable that are deemed uncollectible by Sellers as of the Effective Date.

(i)           “Statement of Closing Date Calculations” is a statement of the Closing Working Capital and Closing Cash and Cash Equivalents in the form of Schedule 1.4, as finally determined pursuant to Section 1.4.

(j)           “Target Closing Working Capital” is $1,050,000.00.

(k)           “Target Cash and Cash Equivalents” is $550,000.00.

     1.4           Price Adjustment Procedure.

(a)           Statements of Closing Date Calculations.  Seller will provide Buyer with an initial Statement of Closing Date Calculations, which will be used by Buyer to make the Excess Cash and Cash Equivalents portion of the Closing Payment. Within 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a proposed final Statement of Closing Date Calculations.

(b)           Calculation.  Seller and Buyer shall prepare the applicable Statement of Closing Date Calculations set forth in subsection (a) of this Section 1.4 in accordance with GAAP (excluding notes, but including full application of all year-end procedures used in connection with the most recent audited balance sheet included in the Financial Statements), applied in a manner consistent with the Audited Balance Sheet and the Interim Balance Sheet.  In preparing the Statement of Closing Date Calculations, all accounting entries (including all liabilities and accruals) shall be taken into account regardless of their amount, all errors or omissions shall be corrected and all proper adjustments shall be made (but items will not be included to the extent they are specifically excluded from the definition of Closing Working Capital, and no item will be duplicated in the calculation).

(c)           Cooperation.  After Buyer delivers its proposed Statement of Closing Date Calculations, and until the statement is final under this Section 1.4, Buyer will make available to Sellers’ Representative, at reasonable times and on reasonable notice, the accounting records, work papers and back-up materials used in preparing the proposed Statement of Closing Date Calculations, and the financial staff of Buyer or of the Acquired Companies involved in its preparation.

(d)           Objections.  If Sellers’ Representative does not object to the proposed Statement of Closing Date Calculations in accordance with this Section 1.4(d), Buyer’s proposal shall constitute the final Statement of Closing Date Calculations, which shall be final, binding and not subject to challenge by a Party.  To object to the proposed Statement of Closing Date Calculations, Sellers’ Representative must deliver to Buyer within 15 Business Days after receiving it a detailed written statement setting forth each objection, the reasons for Sellers’ disagreement as to each objection noted, and Sellers’ proposed Statement of Closing Date Calculations (including Sellers’ calculation of each line item to which objection was made).  Sellers may make only a single statement of objections, which must contain all objections.  Sellers may object only with respect to noncompliance with the standards set forth in Section 1.4(b) for the determination of Closing Working Capital, or with respect to mathematical errors in computation.  Any objection (i) may be made only with respect to the amount stated in a line item in the Buyer’s proposed Statement of Closing Date Calculations and (ii) will be valid only to the extent the challenged line item amount is erroneous in the aggregate.  A notice of objection of Sellers complying with the requirements of this section is referred to as the “Notice of Objection.”  Each item of Buyer’s proposed Statement of Closing Date Calculations to which Sellers did not properly object shall be considered accepted by Sellers and incorporated in the final Statement of Closing Date Calculations.

(e)           Resolution of Disputes.  Sellers’ Representative and Buyer shall attempt to resolve (i) any assertion by Buyer that any Notice of Objection by Sellers was not properly made, and (ii) as to any Notice of Objection accepted by Buyer, all objections asserted by Sellers in the Notice of Objection.  If all objections are not resolved by agreement within 20 Business Days after Seller delivered the Notice of Objection, Sellers’ Representative and Buyer will select a nationally-recognized independent accounting firm acceptable to them to resolve each remaining objection.  If Buyer and Sellers’ Representative are unable to agree on the choice of an accounting firm, they will select by lot a nationally-recognized independent accounting firm practicing in the United States after excluding BDO Seidman, LLP and Goldman & Company CPAs PC.  The selected accounting firm is referred to as the “Independent Auditor.”  Buyer and Sellers’ Representative shall execute, if required by the Independent Auditor, a customary and reasonable engagement letter.

(f)           Independent Auditor Proceedings.  If a dispute is referred to the Independent Auditor, each of Sellers’ Representative and Buyer will submit to the Independent Auditor a written statement that sets forth the submitting Party’s position as to any referred objection and the arguments for the Party’s position and against the other Party’s position.  The statement may include any supporting data the Party desires to submit.  The Independent Auditor shall have the power to decide only the objections in the Notice of Objection that are presented to it, excluding any objections that are settled by Sellers’ Representative and Buyer before the Independent Auditor issues its decision.  Buyer and Sellers’ Representative shall instruct the Independent Auditor to make its decisions as an expert and not as an arbitrator.  If Buyer, in its initial submission to the Independent Auditor, challenged the Notice of Objection as not complying with this Agreement, the Independent Auditor shall have the power to decide whether any objection of Sellers’ Representative to the Buyer’s proposed Statement of Closing Date Calculations was invalidly made and cannot be considered.

(g)           Information.  Buyer and Sellers’ Representative shall make available to the Independent Auditor at reasonable times and on reasonable notice during the Independent Auditor’s consideration (i) the work papers and back-up materials used by Buyer in the preparation of the its proposed Statement of Closing Date Calculations or used by Sellers’ Representative in the preparation of the Notice of Objection, (ii) the related Books and Records of the Acquired Companies, and (iii) members of the financial staff of Buyer, Sellers or the Acquired Companies.  Buyers and Sellers’ Representative may meet jointly with the Independent Auditor to present their respective positions and to respond to inquiries of the Independent Auditor, but will not have independent communication with the Independent Auditor.

(h)           Decision; Expenses.  The Independent Auditor may select as the final Statement of Closing Date Calculations either Buyer’s proposed Statement of Closing Date Calculations or the Statement of Closing Date Calculations submitted by Sellers’ Representative with the Notice of Objection, in either case, as adjusted by the resolution of any item by the agreement of Sellers’ Representative and Buyer that occurs before the Independent Auditor issues its decision.  The decision of the Independent Auditor must be in writing and will be conclusive, binding upon and not subject to challenge by the Parties.  The Party whose proposed resolution is not selected by the Independent Auditor will pay the fees and expenses of the Independent Auditor; provided, however that if the Independent Auditor’s resolution combines elements from both the Buyer’s Statement of Closing Date Calculations and Seller Representative’s Notice of Objection, the Buyer and the Sellers will each pay 50% of the Independent Auditors fees and expenses.

(i)           Final Statement.  If the resolution of an objection requires a change to the draft Statement of Closing Date Calculations (whether due to the agreement of Sellers’ Representative and Buyer or as determined by the Independent Auditor), Buyer shall revise the draft Statement of Closing Date Calculations as appropriate to reflect the resolution of the objections of Sellers’ Representative and deliver it to Sellers’ Representative within 10 Business Days after the resolution of all objections.  The revised statement conforming to the resolution of the disputed items will constitute the final Statement of Closing Date Calculations.

1.5           Settlement of Final Purchase Price.

(a)           Closing Date Working Capital Payment.  If the final Statement of Closing Date Calculations shows that Closing Working Capital is  less than Target Working Capital,  Buyer may deduct the difference from the Post-Closing Payment.

(b)           Closing Date Cash Payment Adjustment. If the final Statement of Closing Date Calculations shows that the Excess Closing Cash and Cash Equivalents is less than Excess Cash and Cash Equivalents in the initial Statement of Closing Date Calculations, Buyer may deduct the difference from the Post-Closing Payment (but only to the extent that such difference has not been accounted for pursuant to Section 1.5(a)).  Conversely, if the final Statement of Closing Date Calculations shows that Excess Closing Cash and Cash Equivalents is (i) more than $10,000 above Excess Cash and Cash Equivalents in the initial Statement of Closing Date Calculations, Buyer shall deliver payment of the difference to the Paying Agent, by wire transfer, for distribution by the Paying Agent to the Sellers based on their percentage ownership of capital stock of the Company as of the Closing Date, within two Business Days of Buyer’s delivery of the final Statement of Closing Date Calculations, or (ii) less than $10,000 above Excess Cash and Cash Equivalents in the initial Statement of Closing Date Consideration, Buyer shall adjust the Post-Closing Payment accordingly.

(c)           Interest.  No interest will accrue or be payable on amounts due and payable to either party under subsections (a) of (b) of this Section 1.5.

(d)           D&O Insurance Tail Coverage.  Sellers shall purchase three year tail coverage for the Company current directors and officers liability insurance policy at Closing. Payment for such policy will be deducted from the Closing Payment and paid by the Payment Agent to the insurance carrier pursuant to the Sources and Uses Allocation.

(e)           Pre-Closing Brokerage Payment by Company.  Buyer and Sellers agree that the pre-closing brokerage cash payment made by the Company to pay for brokers fees as set forth on Section 2.5 of the Company Disclosure Schedule that would otherwise be payable by

Sellers is accounted for in the Statement of Closing Date Calculations and such payment will not be reimbursable by the Sellers to the Company to the extent there is Excess Cash and Cash Equivalents payable to Sellers at Closing.

1.6           No Prejudice.  The making of any payment by Sellers to Buyer under Section 1.5 will not prejudice Buyer’s rights under Article Eight with respect to a Loss for which Buyer is not fully compensated by that payment provided that Buyer shall not be entitled to any duplication of payment.

1.7           Payment Mechanics.  Except as otherwise provided in Section 1.5, a Party required to make a payment under this Agreement will make the payment by wire transfer of immediately available funds to an account specified by the Person to be paid (unless otherwise provided in this Agreement or the paying Party and the recipient agree to another form of payment).  All payments will be made in U.S. dollars.

1.8           Treatment of Options.

(a)           Immediately prior to the Effective Time, each option to purchase Company Shares (and “Option”) previously granted under the 2003 Employee Stock Incentive Plan, as amended (the “Plan”), or under any other Company Benefit Plan (as defined in Section 3.23(a)(i), that is outstanding and unexercised as of the Effective Time (whether vested or unvested), shall be cancelled, and the holder thereof shall, in consideration for such cancellation, receive an amount in cash as determined in accordance with the Plan, payable in accordance with subsection (c) hereof.

(b)           The Board of Directors of the Company (or the appropriate committee(s) thereof) shall have caused the Company to take any actions necessary to effectuate the foregoing provisions of this Section 1.8; it being understood that the intention of the parties is that, following the Effective Time, no holder of an Option, or any participant in any Company Benefit Plan, shall have any right to acquire (or receive amounts measured by reference to) any Common Stock (including any “phantom” stock or stock appreciation rights) and all such Options and rights shall be cancelled.  Prior to the Effective Time, Sellers shall cause the Company to deliver to the holders of the Options appropriate notices, in form and substance reasonably acceptable to Buyer, notifying them of the cancellation of their Options in accordance with the Plan.

(c)           At the Closing, the Company will provide Buyer with evidence that the amounts payable pursuant to Section 1.8(a) have been paid.  Such amounts will be deducted from Closing Cash and Cash Equivalents in the initial Closing Date Calculations.  Buyer and Sellers agree that all income tax deductions from the payment of such amounts are deductions of the Company.

1.9           Effective Time of Closing.  The Closing will be considered to have occurred and will be effective for tax, accounting, indemnification and all other purposes as of the Effective Time.

1.10           Sellers’ Closing Obligations.  At the Closing, in addition to other actions to be taken by each Seller at the Closing pursuant to other provisions of this Agreement, each Seller shall deliver, or cause the Company to deliver, as the case may be, the following to Buyer:

(a)           certificates representing the Company Shares held by such Seller, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, with all transfer stamps required by Law affixed to them;

(b)           all other documents necessary to vest in Buyer all of such Seller’s right, title and interest in and to the Company Shares;

(c)           a release in the form of Exhibit E, duly executed by each Seller, other than Stratasys, and each Seller Affiliate, releasing the Acquired Companies from all Liabilities incurred by any Acquired Company to Seller or any Seller Affiliate prior to the Closing and a limited release in the form of Exhibit E-1 duly executed by Stratasys releasing the Acquired Companies from Liabilities incurred by any Acquired Company to Stratasys in its capacity as a stockholder of the Company prior to the Closing;

(d)           affidavits or certifications of non-foreign status duly executed by each Seller, in form and substance satisfactory to Buyer, as are necessary to exempt the Contemplated Transactions from the provisions of Section 1445 of the Code, or an affidavit, under penalties of perjury, stating that none of the Acquired Companies is and has not been a United States real property holding corporation (or otherwise being in form and substance as required under Treasury Regulation § 1.897-2(h)), so that Buyer is exempt from withholding any portion of the Purchase Price;

(e)           certificates of the appropriate Governmental Authority of the jurisdiction of organization of each Seller that is an Entity and each Acquired Company, dated not more than thirty days prior to the Closing Date confirming the good standing, existence or similar confirmation of good status of each such Entity in such jurisdiction;

(f)           accurate copies of all resolutions, as in effect as of the Closing, duly and validly adopted by the board of directors or equivalent of each Seller that is an Entity evidencing such Seller’s authorization of this execution and delivery of this Agreement and each other Transaction Agreement to which such Seller is a party, and the consummation of the Contemplated Transactions, certified as such by the Secretary or an equivalent authorized party of the applicable Seller, or a certificate of such Seller, executed by the Secretary or an equivalent authorized party of the applicable Seller, that no such board of directors approval was required;

(g)           all stock certificates or other documents, if any, evidencing the Equity Interests of each Acquired Company other than the Company;

(h)           estoppel certificates, duly executed on behalf of the persons identified on Schedule 1.10(h), dated as of a date not more than ten days prior to the Closing Date, each in the form set forth in Exhibit F hereto;

(i)           resignations, effective as of the Closing, of each director, managing member and officer (resigning such office) of the Acquired Companies;

(j)           the Books and Records of each of the Acquired Companies, including minute books, and all stock registers, corporate seals and related materials;

(k)           clearance certificates or similar documents that may be required by any state, local or other Governmental Authority in order to relieve Buyer of any obligation to withhold or escrow any portion of the Purchase Price with respect to any Taxes of the Acquired Companies; and

(l)           such other documents and certificates as Buyer shall reasonably request.

1.11           Buyer’s Closing Obligations.  At the Closing, Buyer shall deliver:

(a)           the Closing Payment to Sellers pursuant to Section 1.2;

(b)           certificates of the Secretary of State of California, dated not more than thirty days prior to the Closing Date confirming Buyer’s good standing in such jurisdiction;

(c)           the Guaranty, duly executed by 3D Systems Corporation; and

(d)           such other documents and certificates as Sellers’ Representative shall reasonably request.

1.12           Escrow Agreement.  At the Closing, Buyer and Sellers will enter into an escrow agreement in the form of Exhibit G (the “Escrow Agreement”) with the Escrow Agent.

ARTICLE TWO

SELLERS’ REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

Except as specifically qualified by the statements in the Company Disclosure Schedule in accordance with Section 9.1, each Seller represents and warrants to Buyer, severally and not jointly and with respect to itself only, as stated in this Article.

2.1           Organization; Capacity; Power.

(a)           If Seller is an Entity, such Seller has provided to Buyer correct and complete copies of its Organizational Documents as currently in effect.

(b)           If Seller is an Entity, Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(c)           If Seller is an Entity, Seller is duly authorized to conduct business as a foreign Entity of its type in, and is in good standing under the Laws of, each jurisdiction where such qualification is required, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

(d)           Seller and, if Seller is a trust, the trustee of Seller, has full Entity power and authority (for an Entity of its type) to own or use the properties and assets that it purports to own or use and to conduct its business, and to execute, deliver and perform its obligations under this Agreement and any other Transaction Agreement to which it is or is to become a party, and to consummate the Contemplated Transactions.

(e)           If Seller is an individual, Seller has legal capacity to execute, deliver and perform its obligations under this Agreement and any other Transaction Agreement to which it is or is to become a party, and to consummate the Contemplated Transactions.

2.2           Authorization of Agreements; Enforceability.

(a)           Agreement.  Seller has duly authorized the execution and delivery of this Agreement, the performance of Seller’s obligations under this Agreement, and the consummation of the Contemplated Transactions in accordance with all requirements applicable to Seller under its Organizational Documents, if Seller is an Entity, and applicable Laws.  This Agreement, assuming the due authorization, execution and delivery by Buyer, is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, or limitations on the availability of equitable remedies.

(b)           Other Transaction Agreements.  Seller has duly authorized the execution and delivery by Seller of each other Transaction Agreement to which Seller is or is obligated to become a party, and the performance of Seller’s obligations under each such agreement, in accordance with all requirements applicable to Seller under its Organizational Documents, if Seller is an Entity, and applicable Laws.  When executed and delivered by Seller, each other Transaction Agreement to which such Seller is a party, assuming the due authorization, execution and delivery by the other parties to that agreement, will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, or limitations on the availability of equitable remedies.

2.3           Governmental Filings and Authorizations.  In connection with the execution and delivery of this Agreement by Seller, or the performance by Seller of any of Seller’s obligations in this Agreement or any other Transaction Agreement to which Seller is or is to become a party, Seller is not required (a) to make any Filing, or (b) to obtain any Authorization, other than those Authorizations already obtained.

2.4           Contravention.  The execution and delivery by Seller of this Agreement and each other Transaction Agreement to which Seller is or is to become a party, the performance by Seller of Seller’s obligations under this Agreement and the other Transaction Agreements, and the consummation of the Contemplated Transactions, do not and will not:

(a)           violate any provision of its Organizational Documents, if Seller is an Entity;

(b)           violate any Law, Authorization or Order to which Seller or any of Seller’s properties or assets is subject, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions; or

(c)           result in the imposition or creation of any Encumbrance upon the Company Shares.

2.5           Brokerage Fees.  Except as set forth on Section 2.5 of the Company Disclosure Schedule, neither Seller nor Seller’s Affiliates has any obligation for Brokerage Fees related to the execution of this Agreement or the consummation of any Contemplated Transaction.

2.6           Title to Company Shares.  Seller is the sole holder of record and beneficial owner of the Company Shares set forth opposite such Seller’s name on Schedule 3.2(a), free of any Encumbrance.  Seller is not a party to any option, warrant, purchase right or other Contract (other than this Agreement and the Company Stockholders Agreement, if applicable) that could require Seller to sell or otherwise dispose of, or grant any interest in, any Company Shares.  Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Company Shares, other than as set forth in the Company Stockholders Agreement, if applicable.  Upon the Closing, Buyer will acquire full legal and beneficial ownership of all of the Company Shares free of any Encumbrance (other than Encumbrances created by or arising through Buyer).

2.7           Seller Litigation.  No Proceeding or Order is pending and no Claim has been made (and, to the Knowledge of Seller, no Claim, Proceeding or Order has been threatened in writing) against or affecting Seller (a) under any bankruptcy or insolvency Law, (b) that seeks injunctive or other relief in connection with this Agreement or (c) that reasonably could be expected to adversely affect (i) Seller’s performance under this Agreement or any other Transaction Agreement to which Seller is or is to become a party or (ii) the consummation of any of the Contemplated Transactions.

2.8           Solvency.  Seller is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws.  Seller’s sale of the Company Shares as provided by this Agreement will not render Seller insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

ARTICLE THREE

SELLERS’ REPRESENTATIONS AND WARRANTIES
CONCERNING The Acquired Companies

Except as specifically qualified by the statements in the Company Disclosure Schedule in accordance with Section 9.1, each Seller except for Stratasys, severally and not jointly, represents and warrants to Buyer as stated in this Article, it being understood that Stratasys is not making any representation or warranty under this Article Three.

3.1           Organization; Qualification; Power; Governance.

(a)           Organization and Qualification.  Each Acquired Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Each Acquired Company is duly authorized to conduct business as a foreign Entity of its type in, and is in good standing under the Laws of, each jurisdiction where such qualification is required, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.  Section 3.1(a) of the Company Disclosure Schedule identifies each jurisdiction in which the Company is qualified as a foreign corporation and identifies for each Acquired Company other than the Company the state of its organization and each other jurisdiction in which that Acquired Company is qualified to do business.

(b)           Power and Authority.  Each Acquired Company has all requisite Entity power and authority necessary (i) to own, lease and operate its properties and assets, (ii) to conduct its business in the same manner as it was conducted during the periods covered by the Financial Statements, as conducted since and as contemplated to be conducted and (iii) to perform its obligations under its Contracts.

(c)           Organizational Documents.  No Acquired Company is in violation of its Organizational Documents.

(d)           Management. Section 3.1(d) of the Company Disclosure Schedule identifies (i) the directors and officers, as applicable, of each corporate Acquired Company that is a corporation, and (ii) the members and, if any, managers and officers of each Acquired Company that is a limited liability company.

3.2           Capitalization of the Acquired Companies.

(a)           Authorized and Issued Capital of the Company.  The authorized capital stock of the Company consists of (i) 12,000,000 shares of common stock, having a par value of $ 0.001 per share, of which only the Common Stock is issued and outstanding, with no treasury shares held by the Company and (ii) 1,406,538 shares of Class A common stock, having a par value of $0.001 per share, of which only the Class A Common Stock is issued and outstanding, which no treasury shares held by the Company.  All of the Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are held of record by Seller as set forth in Section 3.2(a) of the Company Disclosure Schedule.  None of the Company Shares was issued in violation of any preemptive or similar right of any Person or in violation of any Contract.

(b)           Company Options, etc.  There is no outstanding or authorized option, warrant, purchase right, subscription right, conversion right, exchange right or other Contract that could require the Company (i) to offer, issue or transfer, or to redeem or otherwise acquire, any of its capital stock or (ii) to issue any security that is convertible into or exchangeable for any capital stock of the Company.

(c)           No Company Stock Equivalents. Except as identified in Section 3.23(b) of the Company Disclosure Schedule, the Company does not have any existing or contingent obligation to any Person with respect to, or any Contract relating to, any stock appreciation, phantom stock, profit participation or similar right.

(d)           Previous Company Redemptions.  Except as identified in Section 3.23(b) of the Company Disclosure Schedule, no securities of the Company were acquired by the Company, by redemption or otherwise, within the past three years.

(e)           Capital:  Other Acquired Companies.  With respect to each Acquired Company other than the Company:

(i)           the authorized and outstanding Equity Interests of the Acquired Company are as listed in Section 3.2(e) of the Company Disclosure Schedule and are owned of record and beneficially by another Acquired Company as indicated in that schedule, free of any Encumbrance other than Encumbrances stated in the applicable Organizational Documents of the Acquired Company;

(ii)           if the Acquired Company is a corporation, each outstanding share of capital stock of the Acquired Company has been duly authorized and validly issued and is fully paid and nonassessable;

(iii)           if the Acquired Company is not a corporation, all outstanding Equity Interests of the Acquired Company were validly issued in exchange for the consideration required for valid issuance, all of which consideration has been fully paid;

(iv)           none of the Equity Interests in the Acquired Company was issued in violation of any preemptive or similar right of any Person or in violation of any Contract;

(v)           no Equity Interest of the Acquired Company is reserved for issuance, and there is no outstanding or authorized option, warrant, purchase right, subscription right, conversion right, exchange right or other Contract that could require the Acquired Company (A) to offer or issue any Equity Interest or any option, warrant or right of any kind to acquire any of its Equity Interests, or (B) to issue any security that is convertible into or exchangeable for any of its Equity Interests;

(vi)           except as identified in Section 3.23(b) of the Company Disclosure Schedule, the Acquired Company does not have any contingent obligation to any Person with respect to, or any Contract relating to, any stock appreciation, phantom stock, profit participation (other than the rights of partners or members, if applicable, under the Acquired Company’s Organizational Documents) or similar right;

(vii)           there is no voting trust, proxy or other Contract or understanding with respect to the voting of any of the Equity Interests of the Acquired Company (other than voting provisions in the Organizational Documents of the Acquired Company or, with respect to an Acquired Company that is a limited liability company, as provided by the Laws under which such Acquired Company is organized); and

(viii)           no previously-issued Equity Interests of the Acquired Company  were acquired by it, by redemption or otherwise, within the past three years (other than from another Acquired Company).

(f)           Legal Issuance.  All of the Company Shares and all Equity Interests of each other Acquired Company were issued in compliance with applicable Laws.

(g)           No Debtholder, Etc., Votes.  No Acquired Company has outstanding any bond, note or other instrument or Contract that provides to the holder thereof the right to vote on any matter on which the holders of its Equity Interests are entitled to vote or required to consent.

3.3           No Investment in Other Persons.  No Acquired Company Controls, or has any direct or indirect Equity Interest in, or any right or obligation to acquire any Equity Interest in, any Entity other than another Acquired Company. There is no existing Contract or commitment by which any Acquired Company might be required to provide funds, to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide financial support to, any other Person, including investments in or support to another Acquired Company.

3.4           Contravention; Consents; Authorizations.

(a)           Certain Consequences.  The execution and delivery by Seller of this Agreement do not, and the execution or delivery by Seller or by any Acquired Company of any other Transaction Agreement or other document in connection with the Contemplated Transactions, and the consummation of the Contemplated Transactions, will not, directly or indirectly, with or without the giving of notice or lapse of time (or both):

(i)           violate any provision of the Organizational Documents of any Acquired Company;

(ii)           violate any Law, Authorization or Order applicable to any Acquired Company or any of the properties or assets owned or used by any Acquired Company, or give any Governmental Authority or other Person the right to challenge any of the

Contemplated Transactions or to exercise any right or obtain any remedy or relief under any such Law, Authorization or Order;

(iii)           give any Governmental Authority the right to revoke, withdraw, suspend, terminate or modify any Authorization or Order that is held by any Acquired Company or that otherwise relates to the business of, or any of the properties or assets owned or used by, any Acquired Company;

(iv)           cause Buyer or any Acquired Company to become subject to or liable for the payment of any Tax;

(v)           cause any of the properties or assets owned or used by any Acquired Company to be subject to reassessment or revaluation for the purpose of taxation or other assessment by any Governmental Authority; or

(vi)           result in any Encumbrance on any Equity Interest of any Acquired Company or on any of the properties or assets of any Acquired Company.

(b)           Consents. Section 3.4(b) of the Company Disclosure Schedule identifies each Consent that is required, as a consequence of the execution of this Agreement or any other Transaction Agreement or the consummation of any Contemplated Transaction, under any Contract to which any Acquired Company is a party, or by which any of its properties or assets is subject, or of which any Acquired Company is a beneficiary, in order (i) to preserve to the Acquired Companies all rights and benefits of the Contract as existing immediately before the execution of this Agreement, or (ii) to avoid any additional obligation under the Contract as a result of this Agreement, any other Transaction Agreement or any of the Contemplated Transactions.

(c)           Required Authorizations.  No Acquired Company is required to make any Filing with any Governmental Authority or obtain any Authorization in connection with the execution, delivery or performance of this Agreement or any other Transaction Agreement, or the consummation of the Contemplated Transactions.

3.5           Books and Records.

(a)           Examination.  Seller’s Representative has provided to Buyer or made available in a Company Data Room correct and complete copies of all documents in the custody or control of any Acquired Company that were requested by Buyer under the Due Diligence Request List.

(b)           Adequacy; Controls.  The books and records of each Acquired Company are correct and complete in all material respects.  The books and records of the Acquired Companies have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls adequate for the size, operations and business of the Acquired Companies to ensure that (i) all transactions related to the Acquired Companies are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP applied on a consistent basis and to maintain proper accountability for assets, (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (iv) access to the properties and assets of the Acquired Companies is permitted only in accordance with management’s general or specific authorizations and (v) payments or actions specified in Sections 3.13(c) or 3.13(d) are detected.

(c)           Minutes and Stock Ledger.  The minute books of each Acquired Company that is a corporation contain correct and complete records that are correct and complete in all material respects, of all meetings held, and formal action taken by, its stockholders, Board of Directors and committees of its Board of Directors.  The minute books or other record of proceedings of each Acquired Company that is a limited liability company contain correct and complete records that are correct and complete in all material respects, of actions taken at formal meetings of, or resolutions or consents of, its members.  The stock ledger of each Acquired Company that is a corporation contains correct and complete records of all ownership of Equity Interests of such Acquired Company.

3.6           Financial Statements.

(a)           Financial Statements.  Section 3.6(a) of the Company Disclosure Schedule contains accurate copies of the following (collectively, the “Financial Statements”):

(i)           audited consolidated financial statements of the Acquired Companies consisting of consolidated balance sheets as at December 31, 2009 and 2010 in each of the fiscal years ended December 31, 2009 and 2010 (the date of the most recent audited balance sheet being the “Balance Sheet Date”), and the related statements of income, changes in stockholders’ equity, and cash flows for the fiscal years then ended (including the notes to the statements, the “Audited Financial Statements”); and

(ii)           unaudited consolidated financial statements of the Acquired Companies consisting of a consolidated balance sheet as at January 31, 2011 (the “Interim Balance Sheet”), and consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended (including notes, if any, the “Interim Statements”).

(b)           Presentation.  The Financial Statements were prepared from the books and records of the Acquired Companies.  Transactions reflected in the Financial Statements were actual and bona fide.  The Audited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by them.  The Interim Statements were prepared in accordance with GAAP on a basis and using principles consistent with the preparation of the Audited Financial Statements, except for the absence of notes required under GAAP and subject to normal and recurring year-end adjustments similar to those in the Audited Financial Statements, the effect of which will not be materially adverse in amount.  The Financial Statements fairly present, in all material respects, the financial condition of the Acquired Companies as of their respective dates and the results of operations, changes in stockholders’ equity and cash flows of the Acquired Companies for the indicated periods.

(c)           Off-Balance Sheet Items.  No Acquired Company is party to or otherwise involved in any “off-balance sheet arrangement” (as defined in Item 303 of Regulation S-K under the Exchange Act).

3.7           No Change in Certain Financial Policies.  Each Acquired Company has maintained the following practices and policies in accordance with prior practice and GAAP, consistently applied:  (a) cash management; (b) invoicing and collection of Accounts Receivable; (c) establishment of reserves for uncollectible Accounts Receivable; (d) accrual of Accounts Receivable; (e) prepayment of expenses; (f) accrual and payment of accounts payable; (g) accrual of other expenses; (h) recognition and deferral of revenue, (i) reserves for warranty claims; and (j) acceptance of customer deposits.

3.8           Undisclosed Liabilities.  No Acquired Company has any Liability (and there is no basis for any Proceeding, Order or Claim that could give rise to any Liability), except for (a) Liabilities reflected or reserved against in the Interim Balance Sheet, and (b) Current Liabilities incurred since the date of the Interim Balance Sheet in the Ordinary Course of Business.

3.9           Absence of Certain Changes or Events.  No Material Adverse Change has occurred at any time since the Balance Sheet Date.  To the Knowledge of Seller or the directors or officers of the Acquired Companies, no event has occurred or circumstance has arisen at any time since the Balance Sheet Date that, alone or in combination with other events or circumstances (or events or circumstances that are reasonably likely to occur later), could reasonably be expected to result in a Material Adverse Change.  Without limiting the generality of the preceding sentence, since the Balance Sheet Date each Acquired Company has conducted its business in the Ordinary Course of Business and as a going concern and none of the events or actions identified in Section 3.9(a) through 3.9(p) has occurred.

(a)           Dispositions of Assets.  Other than the discarding of equipment components in the course of maintenance and replacement, no Acquired Company has leased, licensed or disposed of any of its properties or assets, other than leases or subleases and non-exclusive licenses or sublicenses granted in the Ordinary Course of Business.

(b)           Contract Terminations.  No Contract existing on the Balance Sheet Date or arising thereafter that, if existing on the date of this Agreement would have been a Material Contract, was terminated by any Acquired Company or other party thereto.

(c)           Encumbrances.  No Encumbrance has arisen or been imposed on any of the properties or assets of any Acquired Company other than Permitted Encumbrances.

(d)           Capital Expenditures.  No Acquired Company has made any capital expenditure (or series of capital expenditures) either totaling more than $100,000 or outside the Ordinary Course of Business.

(e)           Investments in Others.  Except as identified in Section 3.9(e) of the Company Disclosure Schedule, no Acquired Company has made any capital investment in or any loan to any Person other than an investment in or loan to another Acquired Company.

(f)           Indebtedness.  No Acquired Company has (i) incurred any Indebtedness (other than Indebtedness owed to another Acquired Company), or guaranteed, assumed or provided collateral to secure any Indebtedness of another Person (other than of another Acquired Company) or (ii) satisfied any Indebtedness of any Acquired Company other than amounts accounted for as Current Liabilities when and as due.

(g)           Waiver of Claims or Rights.  Except as identified in Section 3.9(g) of the Company Disclosure Schedule, no Acquired Company has cancelled, compromised, waived, or released rights or claims that involved in the aggregate more than $25,000.

(h)           Dividends or Distributions.  No Acquired Company has declared, set aside or paid any dividend or made any distribution with respect to its capital stock or Equity Interests, whether in cash or in property (other than distributions by any Acquired Company to an owner of its Equity Interests).

(i)           Casualty Losses.  No Acquired Company has experienced any damage to or loss of its property (i) having a repair or replacement cost in excess of $25,000 (whether or not covered by insurance), or (ii) that has not been properly repaired or replaced.

(j)           Compensation Increases, etc.  No Acquired Company has provided any bonus or any wage, salary or compensation increase other than in the Ordinary Course of Business to any of its directors, officers or employees, or made any other change in employment terms for any of its officers or other employees, except pursuant to the express terms of any Company Benefit Plan or a written Contract described in Section 3.9(j) of the Company Disclosure Schedule.

(k)           Employee Plan Changes.  Except as identified in Section 3.9(k) of the Company Disclosure Schedule, no Acquired Company has adopted, modified or terminated any bonus, profit sharing, incentive, severance, or other plan or Contract for the benefit of any of its current or former directors, officers, or employees (or taken any such action with respect to any other Company Benefit Plan).

(l)           No Fundamental Transactions.  No Acquired Company has adopted or taken any action in contemplation of any plan of liquidation, dissolution, conversion or merger.

(m)           Accounting Principles.  No Acquired Company has made any material deviation from any historical accounting principle, procedure or practice followed by it during the periods covered by the Financial Statements or in the method of applying any such principle, procedure or practice.

(n)           Asset Valuations.  No Acquired Company has written-up, written-down or otherwise revalued any of it assets except to record depreciation and amortization or to revalue assets to the lower of cost or market, each as accounted for in a manner consistent with the Financial Statements.

(o)           Disclosure of Confidential Information.  Except disclosures made to Buyer and its Representatives in connection with the Confidentiality Agreement and this Agreement, no Acquired Company has disclosed any of its Confidential Information, other than pursuant to non-disclosure and other similar agreements intending to protect the confidentiality of such Confidential Information.

(p)           No Commitments.  No Acquired Company has authorized, committed to take or resolved or agreed to take any of the actions described in subsections (a) through (o) of this Section 3.9.

3.10           Accounts Receivable.  All Accounts Receivable of the Acquired Companies reflected in the Interim Balance Sheet or arising subsequent to the date thereof arose from bona fide transactions occurring in the Ordinary Course of Business.  To the extent still outstanding, the Accounts Receivable are not subject to valid defenses, set-offs or counterclaims, other than Accounts Receivable which comprise the Reserved Accounts.  All Accounts Receivable, other than Accounts Receivable which comprise the Reserved Accounts, have been collected or, through the continuation of existing collection procedures, are and on the Closing Date will be collectable within one hundred twenty (120) days after they are due to be collected within the normal trade terms offered to customers by the Acquired Companies in the aggregate amounts thereof, and are free of any and all encumbrances.

3.11           Taxes.

(a)           Except as identified in Section 3.11(a) of the Company Disclosure Schedule:

(i)           none of the Acquired Companies or any Person to whose liabilities any Acquired Company has succeeded has ever filed a consolidated Federal Income Tax Return or a consolidated, unitary or combined State Income Tax Return, or been included in any such Tax Return filed by another entity;

(ii)           each of the Acquired Companies and any Person to whose liabilities any Acquired Company has succeeded has filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is correct and complete in all material respects;

(iii)           each of the Acquired Companies and any Person to whose liabilities any Acquired Company has succeeded has paid all Taxes due and payable by it;

(iv)           there are no unpaid Taxes due and payable by any Acquired Company or by any other Person that are or could become a lien on any asset of, or otherwise adversely affect the business, properties or financial condition of, any Acquired Company;

(v)           each of the Acquired Companies and any Person to whose liabilities any Acquired Company has succeeded is in compliance with, and the Acquired Companies’ records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable Tax information reporting and Tax withholding requirements;

(vi)           the Interim Balance Sheet and the Company Financial Statements fully and properly reflect, as of their dates, the liabilities of the Acquired Companies for all periods ending on or before such dates, and the books and records of the Acquired Companies fully and properly reflect all liabilities for Taxes for all periods after the date of the Interim Balance Sheet, each Acquired Company is in compliance with the requirements of ASC 740, and its Tax accrual workpapers explain  and support all amounts provided and positions taken by such Acquired Company with respect to ASC 740;

(vii)           no Acquired Company has granted (nor is it subject to) any waiver currently in effect of the period of limitations for the assessment or collection of Tax, no unpaid Tax deficiency has been asserted against or with respect to any Acquired Company or (insofar as any Acquired Company may be liable therefor) any Person to whose liabilities any Acquired Company has succeeded, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of any Acquired Company or for which any Acquired Company may be liable;

(viii)           no Acquired Company holds any asset that is “tax-exempt use property “within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(ix)           no Acquired Company is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state Law;

(x)           since December 31, 2006, neither any Acquired Company nor any Person to whose liabilities any Acquired Company has succeeded distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies, nor has any stock or securities of any Acquired Company or any such Person been distributed in such a transaction;

(xi)           no Acquired Company is a party to, or obligated under, any Tax sharing, Tax allocation, or Tax indemnity agreement;

(xii)           the Income Tax Returns of the Acquired Companies, copies of which have been provided to Buyer, accurately set forth the amounts of all losses and Tax credits available to be carried forward, and none of such losses or credits is subject to any limitation under Section 382 or 383 of the Code or any other provision of federal, state or foreign Applicable Laws.

(xiii)           no Acquired Company is, nor has it been at any time during the last five years, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; and

(xiv)           no Acquired Company nor any Person to whose liabilities any Acquired Company has succeeded has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any predecessor regulation, and each Acquired Company has properly disclosed in its Federal Income Tax Returns all “reportable transactions” within the meaning of  Treasury Regulations § 1.6011-4(b)(1), any predecessor regulation, or any similar provision of state or foreign Law.

(b)           Section 3.11(b) of the Company Disclosure Schedule describes all material Tax elections, consents and agreements made by or affecting any Acquired Company or any Person to whose liabilities any Acquired Company has succeeded that will be in effect after the Closing Date, lists all material types of Taxes paid and Tax Returns filed by or on behalf of any Acquired Company or any such Person, expressly indicates each Tax with respect to which any Acquired Company or any such Person is or has been included in a consolidated, unitary or combined Tax Return, and describes the status of all examinations, administrative or judicial proceedings, and litigation with respect to any Taxes of each Acquired Company or for which it may be liable.

3.12           Authorizations.

(a)           Authorizations; Validity.

(i)           Except for the Environmental Permits, Section 3.12(a) of the Company Disclosure Schedule identifies each Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the properties or assets owned or used by, any Acquired Company (the “Company Authorizations”) and the Governmental Authority issuing each Company Authorization.

(ii)           The Company Authorizations and the Environmental Permits are all of the Authorizations necessary to permit each Acquired Company to lawfully conduct its business in the same manner as it was conducted during the periods covered by the Financial Statements, as conducted since and is contemplated to be conducted, and to permit each Acquired Company to own and use its properties and assets in the manner currently owned and used.  Each of the Company Authorizations is valid and in full force and effect.

(iii)           To the Knowledge of Seller or the directors or officers (or employees responsible for regulatory compliance and legal matters) of the Acquired Companies, no Law has been enacted that would require at a future effective date any additional Authorization or any modification to an existing Company Authorization in order to continue the conduct of the business of the Acquired Companies as it was conducted during the periods covered by the Financial Statements, as conducted since and is contemplated to be conducted.

(iv)           None of the Company Authorizations is subject to termination, modification or impairment as a result of the consummation of the Closing or any of the Contemplated Transactions.

(b)           Compliance With Authorizations; Maintenance.  With respect to each Company Authorization:

(i)           each Acquired Company has complied with all of the terms and requirements of the Company Authorization;

(ii)           no event has occurred or circumstance exists that could (with or without notice or lapse of time) (A) constitute, or result directly or indirectly in, a violation of or a failure to comply with the Company Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension or termination of, or any modification to, the Company Authorization;

(iii)           no Acquired Company has received, at any time, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual or possible violation of or failure to comply with the Company Authorization, or (B) any actual or possible revocation, withdrawal, suspension or termination of, or modification to, the Company Authorization; and

(iv)           all applications required to have been filed with a Governmental Authority for the renewal of the Company Authorization have been duly filed, and all other Filings required to have been made with a Governmental Authority with respect to the Company Authorization have been duly made.

3.13           Compliance with Law and Orders.

(a)           General Compliance.  Each Acquired Company has complied with all Laws and Orders applicable to it or to its properties, assets or business.  To the Knowledge of Seller or the directors or officers (or employees responsible for regulatory compliance and legal matters) of the Acquired Companies, no Law has been enacted but is not yet effective, or has been proposed, that, if and when effective, would require a material modification to the conduct of the business of the Acquired Companies in the same manner in which it was conducted during the periods covered by the Financial Statements and as conducted since.

(b)           Notices of Violation.  No Acquired Company has received,  any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual or possible violation of or failure to comply with any Law or Order.

(c)           Improper Payments and Actions.  No current or former director, officer, manager, agent or employee of any Acquired Company, or any other Person acting on its behalf, has:  (i) used company funds for unlawful contributions, gifts or entertainment or other unlawful payments relating to political activity; (ii) made a payment to a foreign or domestic government official or employee, or to a foreign or domestic political party or campaign in violation of any Law; (iii) violated the Foreign Corrupt Practices Act; (iv) made to or received from any Person, private or public, regardless of form, whether in money, property or services, a contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain or provide special concessions or for special concessions already obtained or provided, for or concerning any Acquired Company or any Affiliate of the Acquired Companies or (D) that otherwise was in violation of any Law; or (v) established or maintained a fund or asset that has not been recorded in the books and records of the Acquired Companies.  To the Knowledge of Seller or the directors or officers of the Acquired Companies, none of the predecessors of the Acquired Companies made any of the payments or took any of the actions specified in this Section 3.13(c).

(d)           Export Controls.  Each Acquired Company has complied with all Export Control Laws and anti-boycott Laws.  To the Knowledge of Seller or the directors or officers of the Acquired Companies, the predecessors of the Acquired Companies complied at all times with all Export Control Laws and anti-boycott Laws.

(e)           Foreign Ownership.  No Acquired Company has permitted any investment by or sale of properties or assets to any non-U.S. Person in a transaction subject to Section 721 of the Defense Production Act, and related regulations, or subject to any other Law applicable to foreign ownership of interests in U.S. companies, ownership of Persons conducting interstate commerce in the United States, or ownership of assets located in the U.S.

3.14           Sufficiency of Assets; Title to Personal Property.

(a)           Sufficiency.  The properties and assets owned or leased by the Acquired Companies, (i) are sufficient for the continued conduct of the business of the Acquired Companies in the same manner as it was conducted during the periods covered by the Financial Statements, as conducted since and as contemplated to be conducted, and (ii) include all assets reflected in the Interim Balance Sheet and all properties and assets acquired since the date of the Interim Balance Sheet, other than properties or assets sold in the Ordinary Course of Business since that date.

(b)           Title.  An Acquired Company has good, marketable and valid title to all personal property that it purports to own, free of Encumbrances other than Permitted Encumbrances.

(c)           Leased Personal Property.  With respect to personal property that is leased by an Acquired Company (“Leased Personal Property”), the Acquired Company has a valid leasehold interest in the Leased Personal Property, free of Encumbrances other than Permitted Encumbrances, the ownership interest of the lessor and the lessor’s rights under the lease.  All those leases are in full force and effect and constitute valid and binding obligations of each other party to the lease.  Neither the Acquired Company nor any other party to such a lease is in breach of the lease.

3.15           Condition of Certain Tangible Assets.

(a)           General Personalty.  All tangible personal property owned or leased by the Acquired Companies, other than Equipment, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it currently is used and is intended to be used in the business of the Acquired Companies.

(b)           Equipment.  Each item of Equipment owned or leased by the Acquired Companies (i) is free from material defects, (ii) has been maintained in accordance with normal industry practice and applicable warranty requirements, if any (and, if held under lease, also has been maintained as required by the applicable lease), (iii) is in good operating condition and repair (subject to normal wear and tear not inconsistent with the maintenance described in clause (ii), above), and (iv) is suitable for the purposes for which it currently is used and is intended to be used in the business of the Acquired Companies.

(c)           Replacement.  No item of Equipment that Seller or the directors or officers (or employees having responsibility for capital expenditure planning and budgeting) of the Acquired Companies reasonably expect to have a replacement cost in excess of $25,000 is scheduled for replacement within the eighteen months following the date of this Agreement or has an expected remaining useful life of less than such period.

3.16           Real Property.

(a)           Identification.  No Acquired Company owns any interest in real property or any option to acquire any interest in real property.  Section 3.16(a) of the Company Disclosure Schedule contains a list of all real property and interests in real property leased by any Acquired Company, listed by lessee (the “Leased Real Property”).  There is no default, or any circumstance that with the giving of notice or passage of time (or both) could constitute a default, under any restrictive covenant applicable to any of the Leased Real Property.

(b)           Other Interests.  No Person other than an Acquired Company is in possession of any of the Real Property and there is no lease, sublease, license, concession or other Contract or permission, written or oral, granting to any Person other than the Acquired Companies the right of use or occupancy of any of the Leased Real Property other than rights under Permitted Encumbrances.  No Acquired Company is a party to any agreement or option to purchase interest in any real property.

(c)           Leases.  As to each lease and sublease (including all amendments, extensions, renewals, guaranties and other agreements with respect to them) pursuant to which any Acquired Company is a party or by which it is bound (each, a “Realty Lease”):

(i)           the Acquired Company designated as lessee has peaceful and undisturbed possession of the related Leased Real Property and there is no Claim or Proceeding pending with respect to the Realty Lease;

(ii)           the Realty Lease is legal, valid, binding, enforceable and in full force and effect as to all parties to it, and contains the entire agreement of the parties with respect to its subject matter;

(iii)           no Acquired Company is in breach of the Realty Lease, and to the Knowledge of Seller or the directors or officers (or employees responsible for real estate or litigation matters) of the Acquired Companies, no other party is in breach of the Realty Lease;

(iv)           no event has occurred that, with or without the giving of notice or lapse of time (or both) might conflict with or result in a breach of the Realty Lease, or give any Person the right (A) to declare a breach of or obtain any remedy under the Realty Lease; (B) to accelerate the maturity, performance or payment of any obligation of any Acquired Company, (C) to make operative any provision that varies the rights or obligations of any Acquired Company from those that would apply if the event had not occurred or (D) to cancel, terminate or modify the Realty Lease;

(v)           there are no Encumbrances on the estate or interest of the Acquired Companies created by such Realty Lease, other than the ownership interest of the lessor in the Leased Real Property, the lessor’s rights under the lease, and Permitted Encumbrances.

(d)           Condition.  The Leased Real Property is in suitable condition for the conduct of the business of the Acquired Companies in the same manner as it was conducted during the periods covered by the Financial Statements, as conducted since and as contemplated to be conducted.

(e)           Permits.  All certificates of occupancy or other Authorizations required for the occupancy of the Leased Real Property by the Acquired Companies and for its use in the conduct of the business of the Acquired Companies in the same manner as it was conducted during the periods covered by the Financial Statements, as conducted since and as contemplated to be conducted (the “Real Property Permits”) have been issued to an Acquired Company and are identified in Section 3.16(e) of the Company Disclosure Schedule.

(f)           Nonconforming Use.  The use or occupancy of the Leased Real Property in the conduct of the business of the Acquired Companies as it was conducted during the periods covered by the Financial Statements, as conducted since and as contemplated to be conducted, complies with all zoning laws and is not dependent on a permitted nonconforming use or permitted nonconforming structure or similar variance, exemption or Authorization.  The change of ownership of the Company pursuant to this Agreement will not require any Acquired Company to make any addition or modification to any of the Leased Real Property under applicable Laws or under any Real Property Lease or other Contract, or adversely affect the use of such property if the addition or modification is not made.

3.17           Legal Proceedings; Claims; Orders.

(a)           Affecting the Transaction.  No Proceeding is pending and, to the Knowledge of Seller or the directors, managers, or officers (or employees with responsibility for litigation or risk management matters), as applicable, of any Acquired Company, none has been threatened in writing or any Claim made against Seller or any Acquired Company or any director or officer thereof, that seeks to restrain, prohibit or otherwise challenge the consummation, legality or validity of this Agreement or the Contemplated Transactions.  No basis exists for any such assertion.

(b)           Directors, etc.  No Proceeding is pending, and no Claim has been made, against any current director, manager, employee or agent of any Acquired Company or, to the Knowledge of Seller or the directors, managers or officers (or employees responsible for litigation or risk management matters) of any Acquired Company, against any former director, manager, employee or agent of any Acquired Company, with respect to which any Acquired Company has or reasonably could have Liability therefor or an indemnification or expense advancement obligation.  No basis exists for any such Claim.

(c)           Other Proceedings.  No Proceeding (other than as described in subsections (a) and (b) of this Section 3.17) is pending and, to the Knowledge of Seller or the directors, managers, or officers (or employees having responsibility for litigation or risk management matters) of any Acquired Company, none has been threatened in writing or any Claim made against any Acquired Company or any of its properties or assets.  No basis exists for any such Proceeding.

(d)           Orders.  No Order exists to which any Acquired Company or any of its properties or assets is subject, other than Orders included in the Company Authorizations.

3.18           Environmental Laws and Related Matters.  (i) The Company and its subsidiaries (x) are in compliance with any and all applicable Environmental Laws; (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (z) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of Hazardous Materials, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except in the case of each of (x) and (y) above, for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost or liability as would not, individually or in the aggregate, have a Material Adverse Effect.

3.19           Intellectual Property.  Section 3.19 of the Company Disclosure Schedule sets forth a complete and correct list of all patented or registered Intellectual Property and pending patent applications and applications for registration of Intellectual Property, material unregistered trademarks, service marks, trade names, material unregistered copyrights, corporate names, logos and slogans, Internet domain names and material software included in the Company Intellectual Property.   Section 3.19 of the Company Disclosure Schedule sets forth all written material licenses for which any Acquired Company is a party either as a licensee or licensor and any other material agreements under which any Acquired Company grants or receives any rights to Intellectual Property.  With respect to Intellectual Property matters:

(a)           except as previously disclosed to and acknowledged by Buyer, the Company or an Acquired Company owns and possesses all, right, title and interest in and to, or has a valid and enforceable right or license to use the Company Intellectual Property as currently being used;

(b)           the Company Intellectual Property is not (i) subject to any Encumbrances, other than Permitted Encumbrances; (ii) the subject of any claim of ownership or other right thereto brought or threatened by any Person; (iii) subject to any  any requirement of any past, present or future royalty payments, license fees, charges or other payments other than pursuant to written license agreements applicable thereto; or (iv) subject to any restrictions or limitations regarding use, disposition or disclosure other than pursuant to written license agreements applicable thereto;

(c)           the Company Intellectual Property is valid, subsisting, in full force and effect and has not been cancelled, expired or abandoned;

(d)           except as previously disclosed to and acknowledged by Buyer, no Acquired Company has infringed, misappropriated or otherwise conflicted with any Intellectual Property of any other Person;

(e)           no Acquired Company has received any written notice regarding any of the foregoing subsection (d) (including any demands or offers to license any Intellectual Property from any third party);

(f)           except for Intellectual Property subject to the licenses set forth in Section 3.19 of the Company Disclosure Schedule or authorized by customers for an Acquired Company’s use in the normal course of providing business services to such customers, no Intellectual Property of any third Person is materially necessary to the operation of the business of the Acquired Companies in a manner consistent with such operations on or prior to the date hereof;

(g)           except for the Intellectual Property subject to the licenses set forth in Section 3.19 of the Company Disclosure Schedule, no Acquired Company has licensed, granted or otherwise conveyed, whether express or implied, any rights in the Company Intellectual Property to any third Person;

(h)           except as identified on Section 3.19 of the Company Disclosure Schedule, no Person has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property;

(i)           no such claims set forth in subsection (h) have been brought or threatened against any Person by any Acquired Company;

(j)           (i) all licenses included in Section 3.19 of the Company Disclosure Schedule are in full force and effect and are enforceable by an Acquired Company in accordance with their respective terms, (ii) the Acquired Companies have performed all material obligations required to be performed by it pursuant to the licenses and agreements included in Section 3.19 of the Company Disclosure Schedule, and (iii) there is no existing or threatened default under or violation of any of the licenses or agreements included in Section 3.19 of the Company Disclosure Schedule by any other party thereto;

(k)           the Acquired Companies have not hired or engaged any former or current employee or independent contractor that would cause any Person to allege any violation of such Person’s proprietary rights, and no Acquired Company has received written notice of any action asserting the foregoing;

(l)           all former and current consultants or contractors of an Acquired Company have executed and delivered valid written instruments that assign to the Acquired Company all rights to any Intellectual Property developed by them in the course of their performing services for the Acquired Company.  All employees of an Acquired Company who participated in the creation or contributed to the conception or development of Intellectual Property relating to the business of the Acquired Company were employees of the Acquired Company at the time of rendering such services and such services were within the scope of their employment and such employees have validly assigned such Intellectual Property to the Acquired Company.  No director, officer, shareholder, employee, consultant, contractor, agent or other representative of an Acquired Company owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by an Acquired Company;

(m)           the Acquired Companies have entered into respective confidentiality and non-disclosure agreements with all of their directors, officers, employees, consultants, contractors and agents and any other Person with access to the trade secrets of such Acquired Company to protect the confidentiality and value of such trade secrets, and there has not been any breach by any of the foregoing of any such agreement.  The Acquired Companies use commercially reasonable measures to maintain the secrecy of all trade secrets that are material to the operations of an Acquired Company and are valuable thereto by virtue of their secrecy;

(n)           the Acquired Companies have complied at all times with all relevant requirements of any applicable data protection Laws, Orders or industry standard setting organizations, including compliance with the respective Acquired Company’s own data protection principles, requests from data subjects for access to data held by an Acquired Company and any Law, Order or industry standard requirements relating to the registration of data users insofar as the same pertain to any aspect of the business of an Acquired Company.  The Acquired Companies have not received any Order or other notification from a Governmental Authority regarding non-compliance or violation of any data protection principles or Law.  The Acquired Companies have not received from any Person a claim for any compensation from an Acquired Company for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might give rise to such a claim insofar as the same relate to an Acquired Company;

(o)           there are no known material problems or defects in any software within the Company Intellectual Property that prevent such software from operating substantially as described in its related documentation or specifications and otherwise in fulfillment of its intended purpose.  The Sellers have given the Buyer full access to any and all information, data and databases documenting any currently known defects, bugs, problems or suggested fixes, upgrades and updates for such software; and

(p)           No funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Company Intellectual Property owned by an Acquired Company, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim any right in the Company Intellectual Property owned by an Acquired Company.   No employee or contractor of an Acquired Company who was involved and contributed to the creation or development of the Company Intellectual Property has performed services for a Governmental Authority, university, college, other educational institution or non-profit organization during a time period when such employee or contractor also was involved in or contributed to the creation or development of the Company Intellectual Property.

3.20           Employees.

(a)           Employee List.  Section 3.20(a) of the Company Disclosure Schedule contains a correct and complete list containing the following information for each current employee of an Acquired Company, including each employee on leave of absence or layoff status (with benefit accruals or credits, as of the most recent month-end): (i) employer; (ii) name; (iii) job title; (iv) vacation accrued; (v) service credited for purposes of vesting and eligibility to participate under any Company Pension Benefit Plan or under any other Company Benefit Plan, (vi) the base compensation of each employee whose base compensation for the current fiscal year exceeds $20,000, and (vii) for each employee who has a target or other bonus for the current fiscal year in excess of $5,000, the target or other bonus amount and a description of the criteria on which a bonus is determined.  No Acquired Company is delinquent in any payment of wages, salaries, commissions, bonuses, or other compensation to any Person.

(b)           Contracts.  Section 3.20(b) of the Company Disclosure Schedule identifies any employment Contract, consulting Contract or severance Contract (including any related incentive contract) to which any Acquired Company is a party.  Seller has provided to Buyer correct and complete copies of each such Contract, if any.

(c)           Contractors.  Section 3.20(c) of the Company Disclosure Schedule (i) sets forth a list of Persons who are (A) “leased employees” within the meaning of Section 414(n) of the Code or (B) “independent contractors” within the meaning of the Code and the rules and regulations promulgated thereunder, and (ii) provides for each Person listed (A) the hourly pay rate or other compensatory arrangements with such Person, and (B) the amount paid by any Acquired Company to such Person in 2010 and through the Closing Date in the current fiscal year.  No Acquired Company has any Liability with respect to any misclassification of any Person as an independent contractor or consultant rather than as an employee.

(d)           Directors & Managers.  Section 3.20(d) of the Company Disclosure Schedule contains a correct and complete description of (i) all current compensation arrangements with any current or former director or managing member of any Acquired Company, (ii) the rights of any current or former director or managing member of any Acquired Company under any Company Benefit Plan, (iii) all indemnification agreements or policies applicable to any current or former director, managing member or officer of any Acquired Company other than as set forth in the Organizational Documents of the Acquired Companies, and (iv) all insurance policies held by Seller (or a Seller Affiliate) or any Acquired Company for the benefit of any current or former director, managing member, or officer of any Acquired Company.

(e)           Employee or Manager Restrictions.  To the Knowledge of the Seller or the directors, managers or officers, no employee, director, or managing member of any Acquired Company is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement with any Person other than an Acquired Company, or is subject to any Order, that in any way adversely affects or will affect (i) the performance of such Person’s duties for the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business in the same manner as it was conducted during the periods covered by the Financial Statements, as conducted since and as contemplated to be conducted.

(f)           Continuation.  To the Knowledge of Seller or the directors, managing members or officers of the Acquired Companies, no officer or other employee of any Acquired Company has indicated an intent to terminate employment with any Acquired Company, and the consummation of the transactions contemplated hereby shall not entitle any such officer or employee to terminate employment with any Acquired Company.

(g)           Policies.  All personnel policies, rules or procedures applicable to employees of any Acquired Company were provided by Seller to Buyer, made available in a Company Data Room, or Seller has otherwise provided Buyer with full access to any such materials.

(h)           Workers’ Compensation.  Section 3.20(g) of the Company Disclosure Schedule contains a description of the workers’ compensation claims experience of each Acquired Company for the past three fiscal years and for the current fiscal year, as well as any injury to or illness of any employee of which Seller or the directors or officers (or employees having responsibility for personnel matters) of the Acquired Companies has Knowledge that could become the subject of a workers’ compensation claim.

(i)           Immigration Matters.  The Acquired Companies have complied with the requirements of the Immigration Reform and Control Act of 1986, as amended, and all related regulations and executive orders in effect regarding the employment in the United States of persons who are not citizens of the United States.

3.21           Labor Relations; Compliance.

(a)           Compliance.  Each Acquired Company has complied with applicable Laws relating to the employment of personnel or the provision of labor, including those pertaining to equal employment opportunity, federal and state prohibitions of discrimination, harassment and retaliation, termination of employment, the Americans With Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Fair Labor Standards Act of 1938, as amended, state wage and hour and payment laws, withholding and reporting requirements with respect to wages, salaries and other payments to any Person, occupational safety and health, promotion, and the termination of benefits of any employee or other Person.  Each Acquired Company has paid or properly accrued all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(b)           Notices and Records.  Each Acquired Company has filed, posted or provided all reports, information and notices, and has maintained all records, as required under applicable Laws with regard to the hiring, hours, wages, occupational safety and health, employment, equal employment opportunity and anti-discrimination policies, employment conditions, harassment, promotion, termination of benefits and other terms or conditions of employment.

(c)           Unions.  No Acquired Company has been a party to a collective bargaining agreement or a relationship with a labor union, or agreed to recognize any labor union.  No labor union or group of employees (current or former) has filed any representation petition with, or made any written or oral demand for recognition upon, any Acquired Company.  To the Knowledge of Seller or the directors or officers (or employees having responsibility for labor relations matters) of the Acquired Companies, (i) no union organizing or decertification effort has occurred or has been threatened and (ii) no question concerning representation exists.

(d)           Strikes; Lockouts.  No labor strike, work stoppage, slowdown or other labor dispute affecting the employees of any Acquired Company has occurred, and to the Knowledge of Seller or the directors or officers (or the employees having responsibility for litigation or labor relations matters) of the Acquired Companies, none has been threatened.  No basis exists for any such action.  There is no lockout of employees by any Acquired Company in effect and no lockout is contemplated.

(e)           Claims.  There is no Order, or, to the Knowledge of the Seller or the directors, managers or officers of the Acquired Companies, any pending employment-related charge, complaint, grievance, Claim or Proceeding of any kind, relating to hiring, wages, discrimination, family medical leave, retaliation, harassment, working conditions or labor policies, or relating to an alleged violation of Law or breach of Contract pertaining to employees of or employment by any Acquired Company.  To the Knowledge of Seller or the directors, managing members or officers (or the employees having responsibility for litigation or labor relations matters) of the Acquired Companies, none has been threatened in writing.  No basis exists for any such assertion.  No employee or agent of any Acquired Company has committed any act or omission giving rise to a Liability for any violation of such Law or breach of such Contract.

3.22           Employee Notification; WARN Act, etc.

(a)           WARN Act, etc.  Within the past three years, no Acquired Company has implemented any plant closing or mass layoff of employees that could implicate (i) the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar Law, or (ii) any labor notice, bargaining obligation or consultation requirement of any Law or labor agreement (collectively with the WARN Act, the “Labor Rights Requirements”).

(b)           Plant Closure; Relocation.  No Acquired Company is a party to any Contract or subject to any Labor Rights Requirement (other than the WARN Act) that restricts any Acquired Company from relocating or closing any of its facilities or operations or any portion thereof, that requires advance notice of that event, or that could impose any Liability on any Acquired Company as a consequence of (i) the relocation or closure, (ii) the failure to give required notice or (iii) the failure to consult with employees or their representative in connection with a relocation or closure.

(c)           Effect of Transaction.  The sale of the Company Shares and the consummation of the Contemplated Transactions will not create Liability for any act by Seller or any Acquired Company on or prior to the Closing under the (i) WARN Act, or (ii) any other Law or Labor Rights Requirement regarding reductions in force, changes  affecting workers or plant closings, in connection with sales of businesses or changes in control.

3.23           Employee Benefit Plans.

(a)           Definitions.  For the purposes of this Agreement, the following definitions apply:

(i)           “Company Benefit Plan” means any currently existing or previously terminated Employee Benefit Plan (A) to which any Acquired Company or any ERISA Affiliate is a party, a sponsor or a fiduciary thereof or by which any Acquired Company or any ERISA Affiliate (or any of their respective rights, properties or assets) is bound or (B) with respect to which any Acquired Company or any ERISA Affiliate has any obligation to make payments or contributions or might otherwise have a Liability.

(ii)           “Company Pension Benefit Plan” means a Company Benefit Plan that is a Pension Benefit Plan.

(iii)           “Employee Benefit Plan” means each pension, retirement, savings, disability, medical, dental, health, life (including any life insurance policy as to which an Acquired Company is the owner or a beneficiary), death benefit, group insurance, profit sharing, deferred compensation, executive compensation, fringe benefit, perquisite, stock option, stock purchase, performance share, stock appreciation or other equity-based compensation, bonus, incentive, performance pay, loan or loan guarantee, plant closing, change in control, vacation pay, paid time off, leave of absence, severance pay, Code Section 125 “cafeteria” or “flexible benefit” plan, workers’ compensation or other employee benefit plan or program, trust, arrangement, contract, agreement, policy or commitment, and each Pension Benefit Plan or Welfare Plan.

(iv)           “Pension Benefit Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA.

(v)           “Welfare Plan” means an employee welfare benefit plan as defined in Section 3(1) of ERISA.

(b)           Disclosure.  Section 3.23(b) of the Company Disclosure Schedule identifies each Company Benefit Plan, regardless of whether the Company Benefit Plan is funded, insured or self-funded, and whether written or oral.  As to each Company Benefit Plan that is not written, Section 3.23(b) of the Company Disclosure Schedule also contains a correct and complete description of the plan and identifies the nature of all obligations or Liabilities of any Acquired Company or any ERISA Affiliate with respect to the plan. Neither Seller nor any Acquired Company has made any commitment to create, or communicated to any employee of any Acquired Company any intention to create, any additional Company Benefit Plan or to amend any Company Benefit Plan.

(c)           Plan Documents.  The Company has provided in the Company Data Room correct and complete copies of:

(i)           each Company Benefit Plan, including all amendments, all summary plan descriptions and other summaries of the Company Benefit Plan;

(ii)           each trust agreement, annuity or insurance contract, or other funding instrument pertaining to a Company Benefit Plan;

(iii)           the most recent determination letter issued by the IRS with respect to each Company Benefit Plan that is intended to be tax-qualified and a copy of any pending applications for such IRS letters;

(iv)           the three most recent annual reports (IRS Form 5500 Series), including all schedules to the reports, if applicable, filed with respect to each Company Benefit Plan;

(v)           all relevant schedules and reports concerning the administrative costs, employee and employer contributions, financial information and insurance premiums for each Company Benefit Plan; and

(vi)           all correspondence with Governmental Authorities concerning any Company Benefit Plan (other than as previously referenced above).

(d)           Operation.  Each Company Benefit Plan has been operated, administered and documented in compliance with its terms, the terms of any applicable collective bargaining agreement, and in all material respects with the applicable requirements of ERISA, the Code and any other Law (including related regulations and rulings).  No Proceeding by any Governmental Authority is pending and, to the Knowledge of Seller or the directors or officers (or employees responsible for employee benefit matters) of the Acquired Companies, none has been threatened in writing, regarding any Company Benefit Plan.  No party dealing with any Company Benefit Plan has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or has committed any breach of fiduciary duty.

(e)           Tax Qualifications.  Each Company Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code is so qualified, in form and operation, and has received a favorable determination letter from the IRS to such effect.  No event, or failure to act, has occurred that could jeopardize the qualified status of any such Company Benefit Plan.

(f)           No Liability.  No fact or condition exists that could subject any Acquired Company, any ERISA Affiliate or any fiduciary responsible for a Company Benefit Plan to any Liability (other than routine claims for benefits) under the terms of any Company Benefit Plan or applicable Law.

(g)           Provision for Payments.  All contributions and payments to or with respect to each Company Benefit Plan have been timely made and the applicable Acquired Company has made adequate provision for reserves to satisfy contributions and payments that have not been made because they are not yet due under the terms of such Company Benefit Plan or related arrangement, document or applicable Law.  No Company Benefit Plan has unfunded accrued benefits that are not fully reflected in the Financial Statements.

(h)           Health Plans.  All Company Benefit Plans that are group health plans, including health care flexible spending accounts, have been operated in compliance with the requirements of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, to the extent those requirements are applicable.

(i)           No Retiree Benefits.  None of the Acquired Companies or any ERISA Affiliate maintains or contributes to any plan or arrangement that provides, has any Liability to provide, or has ever made a promise to provide, post-employment coverage or benefits other than:  (i) group health plan continuation coverage mandated by Law; or (ii) retirement or death benefits.

(j)           Plan Amendment.  Each Company Benefit Plan can be amended or terminated at any time without approval from any Person, without advance notice and without any Liability other than for benefits accrued prior to such amendment or termination.  Neither any Acquired Company nor any ERISA Affiliate has any obligation, by Contract or otherwise, to increase any benefits under any Company Benefit Plan or to adopt any new Company Benefit Plan.

(k)           Effect of Transaction.  Other than as identified in Section 3.23(k) of the Company Disclosure Schedule, the execution of this Agreement and the other Transaction Agreements, and the consummation of the Contemplated Transactions, will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, deemed satisfaction of goals or conditions, distribution, new or increased benefits or obligation to fund benefits or make any contribution to any trust, with respect to any employee, officer or director of any Acquired Company or any ERISA Affiliate.  The only severance agreements or severance policies applicable to the Acquired Companies in the event of a change in control of the Company are the agreements and policies specifically identified in Section 3.23(k) of the Company Disclosure Schedule.

(l)           Pension Plans.  None of the Acquired Companies maintain, participate in, contribute to, or have any obligation to contribute to or any Liability with respect to, any defined benefit plan, multiple employer plan, multiemployer plan (as defined in Section 3(37) of ERISA), or any plan subject to the minimum funding provisions of the Code, the minimum funding or termination insurance provisions of ERISA, or the withdrawal liability provisions of ERISA, nor had any Acquired Company had any obligation with respect to such a plan at any time during the six years immediately preceding the date of this Agreement.

(m)           Parachute Payments.  There are no agreements that will provide payments to any officer, employee or highly compensated individual that (i) will be “parachute payments” under Sections 280G or 4999 of the Code for which the Buyer or any Acquired Company would have withholding liability or that would result in loss of tax deductions under Section 280G of the Code or (ii) would result in loss of tax deductions under Section 162(m) of the Code.

(n)           No Tax Gross-Up Obligations.  None of the Acquired Companies have any obligation to reimburse, pay or make whole any Person for adverse tax consequences or any related costs (including interest, penalties or additional excise taxes), including consequences or costs arising under Section 409A, 280G or 4999 of the Code, relating to any payment made, provision of, omission from, or operation of, any Company Benefit Plan.

(o)           Income Reporting.  To the extent that any Company Benefit Plan has resulted in taxable income to any Person, whether through actual or constructive receipt, imputed income, or otherwise, the applicable Acquired Company has properly and timely reported such income and made all required withholdings with respect thereto.

3.24           Product and Service Warranty and Liability.

(a)           Compliance.  Each product sold, leased or otherwise distributed by any Acquired Company, whether manufactured by it or by another Person (“Company Product”), (i) has been manufactured in compliance with applicable Law and (ii) has conformed to all requirements of quality or condition in the applicable Contract and with any related implied warranty.  No Acquired Company has any Liability (and there is no basis for any Claim) for replacement or repair of Company Products or other damages in connection with Company Products in excess of the reserve for product warranty or product liability claims shown on the Interim Balance Sheet (rather than in any notes thereto), as such reserve would be adjusted for the passage of time through the Closing Date in an amount consistent with the past warranty claim reserve experience of the applicable Acquired Company during the periods covered by the Financial Statements.

(b)           Service Warranty.  All services provided by each Acquired Company under Contracts of service have conformed to all requirements of the applicable Contract.

(c)           Returns.  There are no Claims against any Acquired Company for the return of Company Products because of alleged overshipment.  There are no Company Products in the hands of distributors or customers under an understanding that the products would be returnable other than for nonconformance to requirements of the applicable Contract.

(d)           Labeling.  All Company Products sold, leased, licensed or distributed by the Acquired Companies have borne labels, warnings or disclosures required by the applicable Contract and by applicable Law, and otherwise have been consistent with applicable industry standards, if any.

3.25           Material Contracts.

(a)           Identification.  Section 3.25(a)(i) through (xix) of the Company Disclosure Schedule contains a list of each Contract or series of related Contracts described in this subsection to which any Acquired Company is a party or is subject, or by which any of its properties or assets is subject (the “Material Contracts”):

(i)           (Purchase Agreements) that is for the purchase of goods or services by any Acquired Company and that (A) involves or would reasonably be expected to involve either annual payments exceeding $25,000 or total payments over the term of the Contract from the date of this Agreement exceeding $50,000, or (B) requires any Acquired Company to purchase its total requirements of any good or service from a third party or (C) contains a “take or pay” requirement;

(ii)           (Sale Agreements) that is for the sale by any Acquired Company of goods or services and (A) involves a specified annual minimum dollar sales amount exceeding $25,000, (B) is an “all requirements” supply Contract, or (C) as to which any Acquired Company received payments exceeding $25,000 in the year ended 2010 or expects to receive payments exceeding $25,000 in the current fiscal year;

(iii)           (Other Long-Term or Large Contracts) that (A) has a remaining term of more than 6 months or (B) could require payments to or by any Acquired Company exceeding $25,000, other than Contracts disclosed pursuant to the preceding subsections (a)(i) and (a)(ii);

(iv)           (Derivatives) that is an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial Contract, or any other Contract that is a derivatives Contract (including various combinations thereof) or any commitment to enter into any of the foregoing;

(v)           (Partnership; JV) that is a partnership, joint venture, cost-sharing or similar Contract;

(vi)           (Distribution) that is a distribution, dealer, sales representative or sales agency Contract;

(vii)           (Indemnity) that provides for the indemnification by any Acquired Company of any Person, or for the undertaking by any Acquired Company to be responsible for consequential damages, lost profits, or lost tax benefits;

(viii)           (Taxes) that is for the assumption by any Acquired Company of any Liability for Taxes;

(ix)           (Governmental) that is with any Governmental Authority, including all agreements pertaining to any pending Proceeding or to the waiver of the attorney-client privilege or other legal privilege in any pending or possible Proceeding or any former Proceeding;

(x)           (Defense Agreements) that is an agreement with current or prospective co-defendants in any Proceeding or with other Persons regarding common interest, joint defense or cooperation, or similar agreements;

(xi)           (Credit) that is a Credit Agreement or that is a surety contract or a guaranty of the payment or performance of an obligation of another Person;

(xii)           (Capex) that is for any capital expenditure or leasehold improvement;

(xiii)           (Personalty Leases) that is a lease of Leased Personal Property (whether accounted for as a capital lease or an operating lease), in any one case providing for payments by any Acquired Company exceeding $25,000 annually or exceeding $25,000 over the term of the lease remaining as of the date of this Agreement;

(xiv)           (Noncompete) that restricts or purports to restrict the right of any Acquired Company to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person;

(xv)           (Exclusive Rights) that grants an exclusive distribution right in any market, field or territory;

(xvi)           (Nonsolicit) that is a nonsolicitation or standstill Contract;

(xvii)           (IT) that pertains to data processing, data security, network communication or other information technology services provided either by or for the Acquired Companies;

(xviii)           (Confidentiality) that pertains to the receipt by any Acquired Company of the confidential information of another Person or the disclosure by any Acquired Company of its confidential information to another Person; or

(xix)           (Other) that is otherwise significant to the business of any Acquired Company or on which any Acquired Company is substantially dependent.

(b)           Benefit.  Each Material Contract and, as to surviving rights, is legal, valid, binding, enforceable and in full force and effect as to each party to it.

(c)           No Breach.  No Acquired Company is in breach, and to the Knowledge of Seller or the directors, managing members, or officers of the Acquired Companies no other party thereto is in breach, of any Material Contract.  No Acquired Company has given notice to or received notice from any Person relating to any alleged or potential breach of a Material Contract that has not been cured.  Except as identified on Section 3.25(c) of the Company Disclosure Schedule, no event has occurred that, with or without the giving of notice or lapse of time (or both) might result in a breach of a Material Contract by any Acquired Company, or give any Person the right (i) to declare a breach or obtain any remedy thereunder; (ii) to accelerate the maturity, performance or payment of any obligation of any Acquired Company thereunder, (iii) to make operative any provision that varies the rights or obligations of any Acquired Company from those that would apply if the event had not occurred, or (iv) to cancel, terminate or modify the Material Contract.

(d)           Other Contracts.  All Contracts to which any Acquired Company is a party or is subject, or by which any of the properties or assets of the Acquired Companies are bound (other than the Material Contracts), are valid and enforceable in accordance with their terms.

3.26           Bank Accounts.  Section 3.26 of the Company Disclosure Schedule identifies all checking accounts, savings accounts, custodial accounts, escrow accounts, certificates of deposit, safe deposit boxes or other similar accounts maintained by or on behalf of any Acquired Company with any depositary, and sets forth the name of the Acquired Company for which the account is maintained and the identity of each Person with signature or electronic transaction authority for the account.

3.27           Customer and Supplier Concentration.

(a)           Customers.  Section 3.27(a) of the Company Disclosure Schedule lists the ten largest customers (by gross sales revenue received by the Acquired Company) of each Acquired Company for each of the three most recent fiscal years and sets forth opposite the name of each customer the percentage of the gross sales revenue of such Acquired Company attributable to the customer for the related year.  Section 3.27(a) of the Company Disclosure Schedule also lists any additional current customers that each Acquired Company expects to be among the ten largest customers (by revenue) for the current fiscal year.

(b)           Suppliers.  Section 3.27(b) of the Company Disclosure Schedule lists (i) the ten largest suppliers (by accounts payable from the Acquired Company) of goods or services to each Acquired Company for each of the three most recent fiscal years and sets forth opposite the name of each supplier the total dollar amount of purchases by such Acquired Company from the supplier for the related year, (ii) any supplier that was the sole source of supply of any goods or services purchased by any Acquired Company during any of the last three fiscal years or the current fiscal year, and (iii) any other supplier that otherwise is important to the operations of any Acquired Company, including any additional current supplier that is not otherwise listed but that an Acquired Company expects to be among the ten largest suppliers for the current fiscal year.

(c)           Continuity.  No customer listed in Section 3.27(a) of the Company Disclosure Schedule has indicated in writing that it intends to or might stop or decrease its purchases of goods or services from any Acquired Company.  No supplier listed in Section 3.27(b) of the Company Disclosure Schedule has indicated in writing that it intends to or might stop or decrease its supply of goods or services to any Acquired Company.

3.28           Powers of Attorney.  There are no outstanding and effective powers of attorney executed on behalf of any Acquired Company in favor of any Person, except for written powers of attorney with respect to certain Tax matters on file with the IRS or state revenue agencies.

3.29           Insurance.

(a)           Listing.  Section 3.29(a) of the Company Disclosure Schedule contains (i) a correct and complete list and an adequate description of all insurance policies covering any Acquired Company or its properties or assets currently in force (the “Company Insurance Policies”), (ii) a statement of the aggregate amount of claims paid out, and claims pending, under each Company Insurance Policy since January 1, 2011, and (iii) a description of risks that any

Acquired Company has designated as being self-insured.  Except as set forth in Section 3.29(a) of the Company Disclosure Schedule, all Company Insurance Policies and policies in force for the five years prior to the date of this Agreement provide for coverage of claims on an “occurrence basis.”

(b)           Adequacy.  The Company Insurance Policies are of the types, and provide for coverage limits in amounts, customarily carried by Persons conducting businesses or owning assets similar to those of the Acquired Companies.

(c)           Validity.  The Company Insurance Policies are in full force and effect. All premiums due have been paid by each Acquired Company, as applicable, and each Acquired Company is otherwise in compliance in all respects with the terms and provisions of such policies.

(d)           No Denials.  No Acquired Company has ever been denied a policy of insurance or an endorsement to a policy of insurance for which it has applied.  No Acquired Company has received any notice of cancellation or nonrenewal of any Company Insurance Policy, and the termination of any policy has not been threatened.  No Claim is pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed.  No Acquired Company has received notice from any insurance carrier that insurance premiums will be increased in the future or that insurance coverage presently provided will not be available to each Acquired Company upon expiration of the policy term on substantially the same terms as now in effect.

(e)           No Retroactivity.  None of the Company Insurance Policies provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting any Acquired Company.

3.30           Computer and Technology Security.

(a)           Systems.  None of the computer software, computer hardware (whether general or special purpose), databases, telecommunications capabilities (including all voice, data and video networks) and other similar or related technology assets or services used by or relied on by any Acquired Company in the conduct of its business (collectively, the “Systems”) has experienced bugs, failures, breakdowns, or continued substandard performance since January 1, 2010 that has caused any substantial disruption to or interruption in the use of any Systems by any Acquired Company.

(b)           Safeguard of Systems.  Each Acquired Company has taken all reasonable steps to safeguard its Systems, including the implementation of procedures to ensure that the Systems are free from any disabling code or instruction, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routine or hardware component that permits unauthorized access to or disablement of the Systems, or the unauthorized capture or erasure of data.  All suspected unauthorized attempts to gain access to any component of the

Systems are described in Section 3.30 of the Company Disclosure Schedule.  To the Knowledge of Seller or the officers or directors (or employees responsible for information technology systems and functions) of the Acquired Companies, there has been no successful unauthorized intrusion or breach of the security of the Systems.

3.31           Certain Affiliate Business Relationships.

(a)           Dealings.  Other than as identified in Section 3.31(a) of the Company Disclosure Schedule, none of Seller or its Affiliates, Seller’s directors, officers, employees or shareholders, if applicable, or the directors, officers or employees of any Acquired Company (i) has been involved in any business arrangement or relationship with any Acquired Company, or (ii) owns any property that is used in the business of any Acquired Company.  No Seller or any Seller Affiliate is a party to any Contract with, or has any claim or right against, any Acquired Company.  None of Seller or its Affiliates (other than an Acquired Company) provides support or other services to the Acquired Companies.

(b)           Indirect Interests.  No Seller or Seller Affiliate owns, or since January 1, 2011 has owned, of record or as a beneficial owner, an Equity Interest of or any other financial or profit interest in, a Person that (i) since that date has had business dealings with or a material financial interest in any transaction with any Acquired Company, other than business dealings or transactions conducted in the Ordinary Course of Business with any Acquired Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) at any time since that date has been a Competitive Enterprise (as defined in Section 6.1), other than (A) ownership that would be permitted after the Closing under the conditions in Section 6.1(b) and (B) as identified in Section 3.31(b) of the Company Disclosure Schedule..

3.32           Seller Fees; Brokerage Fees.  No Acquired Company has any Liability to pay any fee or commission, or to provide any other thing of value, to Seller or any Seller Affiliate, as a result of this Agreement or any of the Contemplated Transactions. Except as set forth on Section 2.5 of the Company Disclosure Schedule, no Acquired Company has any obligation for Brokerage Fees related to the execution of this Agreement or the consummation of any Contemplated Transaction.

3.33           Adequacy of Disclosure.  The representations and warranties of Seller made in this Agreement as qualified by the Company Disclosure Schedule do not or in any certificate provided by or on behalf of Seller or the Acquired Companies pursuant to this Agreement or other Transaction Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

ARTICLE FOUR

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Sellers as set forth in this Article.

4.1           Organization; Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of California.  Buyer has full corporate power and authority necessary to own, lease and operate its properties and assets and to conduct its business as currently conducted, to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which Buyer is or is to become a party pursuant to this Agreement and to consummate the Contemplated Transactions, in accordance with all requirements applicable to Buyer under its Organizational Documents and applicable Laws.

4.2           Authorization of Agreements; Enforceability.

(a)           Authorization.  Buyer has duly authorized the execution, delivery and performance of this Agreement and each other Transaction Agreement to which Buyer is or is to become a party and the consummation of the Contemplated Transactions.

(b)           Enforceability.  This Agreement, assuming the due execution and delivery of it by Sellers, is the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.  Each other Transaction Agreement to which Buyer is or is to become a party, when executed and delivered by Buyer, and assuming the due authorization, execution and delivery of that Transaction Agreement by the other parties to that agreement, will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.

4.3           Governmental Filings and Authorizations.  Except as set forth on Schedule 4.3, Buyer is not required, in connection with the execution and delivery of this Agreement, or the compliance or performance by Buyer with any of its obligations in this Agreement or any other Transaction Agreement to which Buyer is or is to become a party, (i) to make any Filing with any Governmental Authority, or (ii) to obtain any Authorization.

4.4           No Contravention.  Buyer’s execution and delivery of this Agreement, and of each other Transaction Agreement to which Buyer is or is to become a party, Buyer’s performance of its obligations under this Agreement and the other Transaction Agreements and the consummation of the Contemplated Transactions do not and will not:

(a)           violate any provision of the Organizational Documents of Buyer; or

(b)           violate any Law, Authorization or Order to which Buyer or any of its properties or assets is subject, or give any Governmental Authority or other Person the right to challenge any Contemplated Transaction or to exercise any remedy or obtain any relief under any such Law, Authorization or Order.

4.5           Brokerage Fees.  Neither Buyer nor any Buyer Affiliate has an obligation for Brokerage Fees related to the execution of this Agreement or the consummation of any Contemplated Transaction.

4.6           Investment Intent.  Buyer is acquiring the Company Shares for investment and not with a view to, or for sale in connection with, any distribution of the Company Shares within the meaning of Section 2(11) of the Securities Act.

4.7           Buyer Litigation.  No Proceeding or Order is pending, and no Claim has been made (and, to the Knowledge of Buyer, no Proceeding, Order or Claim has been threatened in writing) against or affecting Buyer under any Law that (a) seeks injunctive or other relief in connection with this Agreement, or (b) could reasonably be expected to adversely affect Buyer’s performance under this Agreement or any other Transaction Agreement to which Buyer or any Buyer Affiliate is or is to become a party or the consummation of the Contemplated Transactions.

4.8           Buyer Solvency.  Buyer is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws.  Buyer’s payment of the Purchase Price as provided by this Agreement will not render Seller insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

4.9           Post-Closing Payment.  Buyer has the financial ability to pay the Closing Payment on the Closing Date and to pay the Post-Closing Payment as and when due and payable hereunder.

ARTICLE FIVE

POST CLOSING COVENANTS

5.1           Post-Closing Cooperation.  After the Closing, each Seller will cooperate reasonably with Buyer, at Buyer’s expense, and the Acquired Companies to obtain any Authorization or Consent that is not available as of the Closing and that Buyer or any Acquired Company determines is necessary or useful for the Acquired Companies.

5.2           Press Releases.  Neither the Acquired Companies nor any Seller shall make, and shall not cause or permit any person, entity, employee or agent associated with the Acquired Companies to make, any public announcement, written or oral, of or relating to the transactions contemplated by this Agreement to any third party without the prior written approval of the

Buyer, except (i) a mutually acceptable joint press release to be issued after the Closing; and (ii) oral statements consistent with such press release.  No Seller will disclose the terms of this Agreement after the Closing without the consent of Buyer or unless permitted under the conditions specified in Section 5.5 or as required by law.  Notwithstanding anything to the contrary in the foregoing, subject to the prior review and consent of Buyer (which consent shall not be unreasonably withheld), Frontier Fund I, L.P. and its Affiliates will be permitted to announce the sale of its Company Shares as a realized investment, consistent with past practices of such Seller regarding investments made by such Seller.

5.3           Intentionally Omitted.

5.4           Insurance Claims.

(a)           Company Claims.  To the extent that a Seller or a Seller Affiliate (other than the Acquired Companies) become entitled to insurance proceeds under the terms and conditions of “occurrence-based” insurance policies (other than directors and officers liability insurance) with respect to losses suffered by any Acquired Company after the Closing out of any occurrence covered by such policies occurring prior to the Closing, such Seller will use and cause its Affiliates to use Reasonable Efforts to recover the proceeds on behalf of the Acquired Companies pursuant to the policies.  The applicable Seller will deliver the proceeds recovered by such Seller to the applicable Acquired Company.  If a dispute arises regarding the date of any loss or occurrence, the terms of the applicable policy will govern.

(b)           Buyer Assistance.  Following the Closing, Buyer will provide, and will cause the Acquired Companies to provide, each Seller with all records and other information necessary for the reporting, investigation, negotiation and, if applicable, prosecution of any claim made by such Seller or its Affiliates against an insurer pursuant to this Section 5.4.

5.5           Confidentiality.

(a)           Post-Closing Covenants.  Following the Closing:

(i)           Each Seller will hold, and cause its Affiliates and Representatives to hold, all Confidential Information and Buyer Confidential Information in strict confidence from any Person not permitted to receive Confidential Information under this Section 5.5;

(ii)           Each Seller will refrain from using, and will cause its Affiliates or Representatives not to use, the Confidential Information or Buyer Confidential Information, except as expressly permitted by this Section 5.5 or Section 5.8;

(iii)           Buyer will hold, and will cause its Affiliates and Representatives to hold, all Confidential Information of each Seller that was provided to Buyer or its Representatives that does not relate to the Acquired Companies or the Contemplated Transactions (the “Seller Confidential Information”) in strict confidence from any Person not permitted to receive Seller Confidential Information under this Section 5.5;

(iv)           Buyer will refrain from using, and will cause its Affiliates not to use, Seller Confidential Information except as expressly permitted by this Section 5.5; and

(v)           Buyer and its Affiliates will not be subject to any requirement under this Agreement or the Confidentiality Agreement with respect to the use of Company Confidential Information.

(b)           Legal Compulsion.  Notwithstanding the restrictions in Section 5.5, following the Closing a Party may disclose Confidential Information that (i) is required to be disclosed by a Party as a result of the requirement of applicable securities Law or rule or regulation of any stock exchange, or (ii) is required of a Party in connection with any Proceeding or by any Order.  A Party intending to disclose such confidential information in reliance on this exception will first provide the other Parties with prompt notice so that the other Parties may seek a protective order or other appropriate remedy, and will use Reasonable Efforts, at the expense of the disclosing Party, to assist in obtaining a protective order or other appropriate remedy.  If a protective order or other remedy is not obtained, the disclosing Party may furnish only that portion of such information that the disclosing Party, in its reasonable judgment based on advice of counsel, determines is legally required to be furnished, and will use its Reasonable Efforts, at the disclosing Party’s expense, to obtain reliable assurance that confidential treatment will be accorded such information.  This Agreement does not alter the rights of any Party to object to the Law, Proceeding or Order requiring the disclosure.

(c)           Use for Claims.  The provisions of this Section 5.5 do not prohibit a Party from using Confidential Information in connection with (i) any Claim against another Party (whether arising under this Agreement or otherwise) or (ii) any exercise by a Party of any of its rights under this Agreement or any other Transaction Agreement.

5.6           Cooperation with Audits.

(a)           Post-Closing Audit.  Following the Closing, each Seller will cooperate, and each Seller will cause each of its respective Affiliates to cooperate, with Buyer and its Representatives and auditors to the extent reasonably necessary for Buyer and its Representatives and auditors to commence and conduct a financial audit of the financial statements of the Acquired Companies in accordance with the standards of the U.S. Public Company Accounting Oversight Board and to enable Buyer to comply with its reporting and disclosure obligations under the Exchange Act and the Securities Act as such reporting obligations relate to the Acquired Companies.

(b)           Cooperation.  The required cooperation will consist of causing any current or former counsel or auditors of the Acquired Companies who have historically participated in the compilation and preparation of the financial statements of the Acquired Companies and the recordation of transactions in the books and records of the Acquired Companies (A) to cooperate with and provide all reasonable assistance to Buyer and its Representatives and auditors in the performance of the audit described above at the same level of service as such Persons have historically provided to Sellers and its Affiliates and (B) to cooperate with, and reasonably assist Buyer with its reporting and disclosure obligations under the Exchange Act and the Securities Act as such reporting and disclosure obligations relate to the Acquired Companies.

(c)           Expenses.  Buyer will bear all of the third-party out-of-pocket costs and expenses actually incurred by a Seller in connection with such audit of the financial statements and in enabling Buyer to comply with its reporting and disclosure obligations under the Exchange Act and the Securities Act.

5.7           Further Assurances.  From and after the Closing, each Seller and Buyer will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments of conveyance and transfer and take such other actions as might reasonably be requested by any Party to carry out the purposes and intent of this Agreement and any other Transaction Agreement, including the acquisition of necessary Authorizations or Consents that were not required to be obtained by the Closing (or as to which delivery at the Closing was waived).

5.8           Cessation of IP Use.  From and after the Closing, no Seller (a) will retain, assert any right or interest in, or use in any manner any Company Intellectual Property, (b) will infringe any of the Company Intellectual Property, (c) will use or assert any right to any Company Intellectual Property except pursuant to a separate license or other agreement held by a Seller or its Affiliates, (d) will contest the ownership, validity or scope of any of the rights of, or rights claimed by, either (A) any Acquired Company in any Company Intellectual Property existing on the Closing Date or developed or derived from the Company Intellectual Property after the Closing Date, or (B) any other Person with respect to Company Intellectual Property as of the Closing Date, and (e) will cause its Affiliates to take any action prohibited to such Seller under this Section 5.8.  Anything in this Section 5.8 or otherwise in this Agreement to the contrary notwithstanding, Stratasys shall have the right to use and assert its rights and interest in Company Intellectual Property and any related Confidential Information that is the subject of that certain Agreement for Investment, Patent License, Source Code Acquisition and Distribution Agreement between Quickparts.com, Inc. and Stratasys, Inc., dated September 13, 2005 and the contracts and agreements appended thereto and executed in connection therewith.

ARTICLE SIX

RESTRICTIONS ON COMPETITION AND
SOLICITATION

6.1           Restriction on Competition.

(a)           Scope and Period of Restraint.  Commencing at the Effective Time and ending on the fifth anniversary of the Closing Date (the “Restriction Period”), the Restricted Parties will not directly or indirectly engage in, or use or permit their names to be used in connection with, any Restricted Business, and will not directly or indirectly own any interest in, Control, participate in the operation or management of, enter into any venture with, lend to or guaranty any of the obligations of, or otherwise knowingly assist, any Competitive Enterprise.  “Restricted Business” means any business activity conducted in the Restricted Territory that involves developing, manufacturing, marketing or selling any products or services provided by, or under development by, any Acquired Company as of the Closing Date.  For purposes of the foregoing definition, “products and services” shall not include any products or services manufactured or provided by any third-party customer of any Acquired Company for its internal use and purposes without a view to sell or market such products or services to any outside third-party.  The “Restricted Territory” is anywhere in the world. A “Competitive Enterprise” is any Person involved or preparing to be involved, directly or indirectly, in a Restricted Business in the Restricted Territory.  The Restriction Period will be extended for an additional period equal to the period during which the Restricted Parties are in breach of its obligations under this Article.

(b)           Exceptions.  The prohibitions of this Section 6.1 do not apply to manufacturing and supplying goods or providing services to customers or competitors of the Acquired Companies so long as those products or services are not included in the Restricted Business.  In addition, nothing contained in Section 6.1(a) prohibits the Restricted Parties from directly or indirectly investing in securities of any Competitive Enterprise, if:

(i)           the securities are listed on any national securities exchange;

(ii)           the aggregate investment of Restricted Parties and all Seller Affiliates or Seller Associates (as that term is defined in Rule 14a-1 of the U. S. Securities and Exchange Commission) does not exceed at any time 2% of the issued and outstanding shares of any class of the capital stock of the Competitive Enterprise (including any other security that is convertible into or exchangeable into shares of that class of capital stock); and

(iii)           the securities do not otherwise entitle the holder to exercise rights and powers (regardless of contingencies that would be required to exercise those rights) that could result in rights and powers essentially equal to those held by a holder of more than 2% of any class of capital stock of the Competitive Enterprise.

6.2           Interference with or Diversion of Business.  During the Restriction Period, the Restricted Parties will not directly or indirectly solicit or entice, or attempt to solicit or entice,

any Person for the purposes of persuading the Person not to provide business or services to or, diverting the Person’s business or services from, any Acquired Company or any successor to an Acquired Company.

6.3           Interference with or Diversion of Employees.  During the Restriction Period, the Restricted Parties will not directly or indirectly interfere with, or solicit the employment or engagement of services of, any individual serving as an employee of any Acquired Company or its successors, or attempt to induce the individual to terminate employment. The foregoing will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation (such as a newspaper advertisement or on radio or television) not specifically directed to employees of any Acquired Company.

6.4           Reasonable Restrictions; Consideration.  The Restricted Parties acknowledges that:

(a)           the Restricted Business currently is conducted in worldwide is expected to be conducted throughout the world, and that a more limited Restricted Territory would not be sufficient to protect the reasonable and legitimate expectations and interests of the Acquired Companies following the Closing and of Buyer as their owner;

(b)           the term of the Restriction Period, the description of a Competitive Enterprise, and all other restrictions contained in this Article are reasonable and necessary to protect the legitimate interests of the Acquired Companies following the Closing and of Buyer as their owner;

(c)           the agreements and acknowledgments of the Restricted Parties in this Article constitute a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions and that without these provisions Buyer would not have entered into this Agreement; and

(d)           their business experience and capabilities and their financial capabilities are such that enforcement of a remedy by way in injunction or other relief hereunder will not prevent the Restricted Parties from earning a livelihood.

6.5           Severability.  If any restriction in this Article is adjudicated to exceed limitations permitted by applicable Law in any jurisdiction, then the offending restriction is reformed in that jurisdiction to the maximum temporal, geographic, product, service or other limitation permitted by applicable Law. The invalidity or unenforceability of any obligation in this Article in one jurisdiction does not invalidate or render unenforceable the obligation in any other jurisdiction.  The obligations of the Restricted Parties contained in this Article are severable and distinct obligations, and will not be affected by Buyer’s failure to comply with any of its obligations after the Closing under the Agreement or any other Transaction Agreement.

ARTICLE SEVEN

CERTAIN TAX MATTERS

7.1           Transfer Taxes.  All sales, transfer (including, without limitation, real estate transfer Tax), recording, deed, stamp, registration, documentary, conveyancing, franchise, property, notarial, grantor or grantee Taxes in connection with the effectuation of the transfer of the Company Shares, whether imposed on Buyer, any Seller or the Company, shall be paid by Sellers on a several and not joint basis in accordance with each Seller’s Pro Rata percentage.  The parties shall cooperate to comply with all Tax Return requirements for such Taxes contemplated by this Section and shall provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

7.2           Tax Reporting.  The Buyer and the Sellers acknowledge that, because the purchase of the Company Shares hereunder will cause the Company to become a member of the consolidated federal income tax group of which the Buyer is a member, the taxable year of the Company will end at the close of the Closing Date for federal Income Tax purposes (and for state income tax purposes in any state in which the Company’s taxable year conforms to its federal taxable year).  Each Income Tax Return, not filed before Closing, for any taxable year of the Company ending before or on the Closing Date shall be based on the same tax accounting methods and elections as used for the taxable year immediately preceding the period of such tax return, except as otherwise required by law or as agreed by the Buyer and the Sellers’ Representative; provided, however, that (i) taxable income for the taxable year ending on the Closing Date shall be based on a closing of the books as of the end of the Closing Date, and (ii) no ratable allocation election shall be made under Treasury Regulation §1.1502-76(b)(2)(ii).  In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Income Taxes and transfer Taxes for the period through the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of any ad valorem Taxes shall be allocated according to the ratio of the number of days in the taxable period through the Closing Date divided by the total number of days in the taxable period.  The Sellers shall cause the Company to prepare and file on a timely basis all Tax Returns and reports of the Company due on or prior to the Closing Date.

The Company has prepared Income Tax Returns of the Company that are due for the period ending December 31, 2010 (the “2010 Pre-Closing Income Tax Return”).  The Company has provided a draft of each such Pre-Closing Income Tax Return to the Buyer for its review and comment.  If the Buyer makes any changes to such Pre-Closing Income Tax Return following Closing (which changes shall be consistent with the same tax accounting methods and elections as used by the Company for the taxable year immediately preceding the period of such tax return), the Seller’s Representative (on behalf of the Sellers) will have the opportunity to review such changes. Buyer will then make any changes as the Sellers’ Representative (on behalf of the Sellers) requests to the extent necessary for any such Tax Return to comply with applicable law or the provisions of this Section 7.2. Buyer and Seller’s Representative each agree to allow the other a reasonable time, prior to the due date, including any extensions therefore, for any required review and/or changes.

The Buyer shall, at a cost and expense of the Sellers not to exceed a total of $2,000, prepare all Income Tax Returns of the Company that are due after the Closing Date, but which relate to the taxable period ending on the Closing Date (the “2011 Pre-Closing Income Tax Return,” together with the 2010 Pre-Closing Income Tax Return, the “Pre-Closing Income Tax Returns”).  The Buyer shall provide a draft of such 2011 Pre-Closing Income Tax Return to the Sellers’ Representative (on behalf of the Sellers) for its review and comment.  The Buyer shall make any changes to such 2011 Pre-Closing Income Tax Return as Seller’s Representative (on behalf of the Sellers) requests to the extent necessary for such 2011 Pre-Closing Income Tax Return to comply with applicable law or the provisions of this Section 7.2.  Buyer and Seller’s Representative each agree to allow the other a reasonable time, prior to the due date, including any extensions therefore, for any required review and/or changes.

Any dispute regarding any Pre-Closing Income Tax Returns that is not resolved before such Income Tax Return is filed shall be referred to the Independent Auditor to be resolved under the principles of Section 1.4 hereof, and an amended Tax Return shall be filed if necessary to reflect such resolution.  The Buyer may deduct from the Post-Closing Payment, an amount equal to the gross aggregate amount of Taxes and related liabilities of the Company for the taxable periods that are the subject of Pre-Closing Income Tax Returns, to the extent such amount exceeds the sum of the amounts of such Taxes and related liabilities (i) paid by the Company before Closing or (ii) accrued as a liability and included in the initial Statement of Closing Date Calculations.   Unless required by applicable law or to carry back a loss or credit arising in a tax year ending after the Closing Date, the Buyer shall not amend any Income Tax Return (or extend the applicable statute of limitations) of the Company for any tax year ending on or before the Closing Date without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld.

7.3           Cooperation.  Buyer, the Acquired Companies and Sellers’ Representative shall provide one another with such assistance as may be reasonably requested in connection with the preparation of any return or report of taxes, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liabilities for taxes, and compliance with ASC 740.  The Acquired Companies will retain for the full period of any statute of limitations any records in their possession that may reasonably be considered to be relevant to such preparation, audit, examination, proceeding or determination.

ARTICLE EIGHT

INDEMNIFICATION AND OTHER REMEDIES

8.1           Survival.  All representations, warranties, covenants and obligations of a Party contained in this Agreement or other Transaction Agreement, or in any certificate delivered pursuant to this Agreement or other Transaction Agreement, will survive the Closing.

8.2           Rights Not Affected by Knowledge.  The survival provided by Section 8.1 and a Person’s right to indemnification under this Article or to any other remedy available under this Agreement, will not be adversely affected by any investigation conducted by or on behalf of the Person, or any knowledge acquired (or capable of being acquired) by the Person or the Person’s Representatives at any time, whether before or after the execution and delivery of this Agreement, with respect to (i) the inaccuracy of a representation; (ii) a breach of warranty or breach of a covenant or obligation; or (iii) any other basis for a claim arising in relation to this Agreement.

8.3           Waiver of Condition.  The express or implied waiver of any condition to a Party’s Closing obligations will not affect the waiving Party’s right to indemnification provided in this Article, or the Party’s right to any other remedy available under this Agreement.

8.4           General Indemnification by Sellers.

(a)           Scope.  Sellers other than Stratasys will, severally and not jointly, based on their respective Pro Rata percentages, indemnify Buyer and its Affiliates (including, following the Closing, the Acquired Companies), and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) for, hold them harmless against, and pay the amount of all Losses incurred by them, directly or indirectly, from or in connection with:

(i)           the inaccuracy of any representation or breach of warranty made by Sellers in this Agreement, other than representations and warranties contained in Article II, or made in any other Transaction Agreement or any certificate delivered by or on behalf of Sellers pursuant to this Agreement or any other Transaction Agreement, determined in accordance with Section 8.4(c);

(ii)           any Liability of any Acquired Company arising from events occurring prior to the Effective Time;

(iii)           any breach by any Acquired Company of any license agreement or related Intellectual Property agreement relating to Company Intellectual Property for any periods ending on or prior to the Closing Date;

(iv)           any Liability arising under the WARN Act as a consequence of the termination of employees or a plant closing occurring before the Effective Time;

(v)           any breach by an Acquired Company of any covenant or obligation in this Agreement or by such Acquired Company in any other Transaction Agreement, determined in accordance with Section 8.4(c) and regardless of whether the breach was disclosed to Buyer; or

(vi)           any claim by any Person for Brokerage Fees based upon any Contract or understanding alleged to have been made by such Person with Sellers, a Seller Affiliate or any Acquired Company (or any Person acting on their behalf) arising due to this Agreement or any Contemplated Transaction.

(b)           Article II and Covenant Indemnification.  Notwithstanding anything to the contrary in subsection (a) of this Section 8.4, each Seller will, severally and not jointly, indemnify the Buyer Indemnitees for, hold them harmless against, and pay the amount of all Losses incurred by them, directly or indirectly, from or in connection with:

(i)           the inaccuracy of any representation or breach of warranty made by such Seller in Article II, determined in accordance with 8.4(c); or

(ii)           any breach by such Seller of any covenant or obligation in this Agreement or by such Seller or any Affiliate of such Seller in any other Transaction Agreement to which such Seller or such Seller’s Affiliate is a party, determined in accordance with Section 8.4(c) and regardless of whether the breach was disclosed to Buyer.

(c)           Disregard of Qualifications.  For the purposes of Buyer’s right to indemnification under Section 8.4(a) and 8.4(b), the representations and warranties made by Sellers will be deemed to be made, and the covenants or obligations of Sellers will be deemed to be stated, without qualification:

(i)           as to “Knowledge,” except for the representations as to the lack of Knowledge in the second sentence of Section 3.9 as to the occurrence of a Material Adverse Change, in Section 3.12(a) as to existing Laws and in Section 3.20(f) as to employee intent; and

(ii)           by concepts of materiality (such as “material,” “in all material respects” and similar qualifications), except as used in (A) Section 3.5(a), (B) the last sentence of Section 3.6(b), (C) Section 3.9 with respect to Material Adverse Change, and (D) in the definitions of and references to Material Adverse Change, Material Contract, and Material Copyrights.

8.5           Indemnification by Buyer.  Buyer will indemnify Sellers and their respective directors, officers, employees, agents, successors and assigns (the “Seller Indemnitees”) for, hold them harmless against, and pay the amount of all Losses incurred by them, directly or indirectly, from or in connection with:

(a)           the inaccuracy of any representation or breach of warranty made by Buyer in this Agreement, in any other Transaction Agreement, or in any certificate delivered by Buyer pursuant to this Agreement or any other Transaction Agreement;

(b)           any breach by Buyer of any covenant or obligation of Buyer in this Agreement or by Buyer or any Buyer Affiliate in any other Transaction Agreement; and

(c)           any claim by any Person for Brokerage Fees based upon any Contract or understanding alleged to have been made by such Person with Buyer or its Affiliate (or any Person acting on Buyer’s behalf) arising due to this Agreement or any Contemplated Transaction.

8.6           Limitation on Amount of Sellers’ Indemnification Liability.

(a)           Threshold and Deductible.  Except as provided otherwise in Section 8.6(c), Sellers will not be liable for Losses that otherwise are indemnifiable under this Article until the total of all Losses incurred by Buyer Indemnitees exceeds $120,000.00 (the “Threshold”) in which event Sellers shall be responsible only for the aggregate amount of Losses in excess of $60,000.00 (the “Buyer Deductible”).

(b)           Aggregate Maximum.  Except as provided otherwise in Section 8.6(c), the maximum aggregate liability of Sellers for all Losses under this Agreement is $24,000,000.00.

(c)           Individual Maximum.  In addition to the cap set forth in subsection (b) and except as set forth in Section 8.6(e), the maximum individual liability of each Seller shall be limited to its Pro Rata percentage of the amount of any Loss, not to exceed the actual amount of proceeds due and payable to  such Seller hereunder as evidenced by the Sources and Uses Allocation.

(d)           Stratasys Contribution and Maximum Liability.  If the Sellers are required to indemnify the Buyer Indemnitees under Section 8.4(a), then Stratasys shall contribute its Pro Rata percentage of any amount payable by Sellers in connection with such indemnification, subject to the limitations set forth in this Article Eight.  Except as set forth in Section 8.6(f), but notwithstanding anything to the contrary elsewhere in this Article Eight or this Agreement, the maximum liability of Stratasys for contribution and indemnification under this Article Eight shall be limited (i) prior to commencement of the Escrow Period, to amounts from the Post-Closing Payment that are due to Stratasys and are subject to set-off pursuant to Section 8.14(c) and (ii) during the Escrow Period (and any period during which amounts may remain in the Escrow Account as a result of an unresolved claim), to amounts held in the Escrow Account that are allocated to Stratasys (the “Stratasys Escrow Amount”) and paid or payable to Buyer pursuant to the terms of the Escrow Agreement.  Except as set forth in Section 8.6(f), after expiration of the Escrow Period and complete distribution of the Stratasys Escrow Amount, Stratasys shall have no further liability under this Article Eight, it being the intention of the Parties that the Buyer Indemnitees and any other Seller or Seller Indemnitees shall have recourse only against the portion of the Post-Closing Payment due to Stratasys or the Stratasys Escrow Amount for the

payment of Stratasys’ contribution and indemnification obligations hereunder and shall have no recourse against Stratasys personally.

(e)           Exceptions.  The provisions of Section 8.6(a), Section 8.6(b) and Section 8.6(c) do not apply to:

(i)           claims due to the inaccuracy of any of the representations or breach of any of the warranties of Sellers in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.11, 3.18, 3.19, 3.23 and 3.32 and any Claim for fraud, intentional misrepresentation or willful breach of this Agreement or any Transaction Agreement;

(ii)           claims due to the inaccuracy of any of the representations or breach of any of the warranties of a Seller in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.8; or

(iii)           claims for any Acquired Company’s breach of any covenant or obligation in this Agreement.

(f)           The provisions of Section 8.6(d) do not apply to claims due to the inaccuracy of any of the representations or breach of any of the warranties of each Seller in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.8..

(g)           The provisions of Sections 8.6(a), 8.6(b) and 8.6(c) do not apply to claims for the breach by each Seller other than Stratasys of any covenant or obligation in this Agreement.

8.7           Limitations on Amount of Buyer’s Indemnification Liability.

(a)           Threshold and Deductible.  Except as provided otherwise in Section 8.7(c), Buyer will not be liable for Losses that otherwise are indemnifiable under this Article until the total of all Losses incurred by the Seller Indemnitees exceeds the Threshold (as defined in Section 8.6(a) above) in which event Buyer shall be responsible only for the aggregate amount of Losses in excess of $60,000.00 (the “Seller Deductible”).

(b)           Maximum.  Except as provided otherwise in Section 8.7(c), the maximum aggregate liability of Buyer for all Losses under this Article is $24,000,000.00.

(c)           Exceptions.  The provisions of Section 8.7(a) and Section 8.7(b) do not apply to (i) any claims for the inaccuracy of any of Buyer’s representations or breach of warranties in Sections4.1, 4.2, 4.3, 4.4 and 4.5 and any Claim for fraud, intentional misrepresentation or willful breach of this Agreement, (ii) for claims under Sections 8.5(b) or 8.5(c), including, without limitation, Buyer’s obligation to pay the Post-Closing Payment, or (iii) for indemnification claims involving Buyer’s fraud in connection with any Transaction Agreement.

8.8           Indemnification Claim Limitations Periods.

(a)           Claims by Buyer.  Sellers will have no liability under Section 8.4 with respect to any representation or warranty, or any covenant or obligation, unless the Person entitled to indemnification provides a notice under Section 8.9 or 8.10 before the expiration of the applicable limitations period stated below:

(i)           for claims arising with respect to the representations and warranties in the following sections, 60 days after the expiration of the statute of limitations under applicable Law, including valid extensions:  Sections 2.1, 2.2, 2.3, 2.4, 2.6, 3.1, 3.2, 3.3, 3.4, 3.11, 3.18, 3.19, and 3.23;

(ii)           notwithstanding anything to the contrary in this Section 8.8, for third-party claims arising from personal injury or property damage incurred by any Person related to or arising from operations of any Acquired Company before the Effective Time, 60 days after the expiration of the statute of limitations applicable to such third-party claim under applicable Law;

(iii)           for any claim with respect to or any covenant or obligation to be complied with by Sellers after the Effective Time, 60 days after the expiration of the statute of limitations under applicable Law;

(iv)           for all claims for indemnification under Section 8.4 other than those specified in clauses (i) through (iii) of Section 8.8(a), the 18 month anniversary of the Closing Date.

(b)           Claims by Sellers.  Buyer will have no liability under Section 8.5 with respect to any representation or warranty, or any covenant or obligation to be complied with prior to or as of the Closing, unless the Person entitled to indemnification provides a notice under Section 8.9 or Section 8.10 before the 18 month anniversary of the Closing Date.  A claim under this Article Eight with respect to any covenant or obligation to be complied with after the Closing may be made at any time.

(c)           Effect of Claim Notices.  The period within which a Person claiming to be entitled to indemnification (a “Claiming Party”) from Sellers or Buyer, as applicable (the “Indemnifying Party”), must bring a claim under this Article is referred to as the “Applicable Limitations Period.”  A claim for indemnification under this Article  must be made in writing (a “Claim Notice”), and will be considered given at the time determined under Section 9.13.  If a Claim Notice is given within the Applicable Limitations Period, all Losses within the scope of the claim will be indemnifiable even if they are incurred after the Applicable Limitations Period (subject to the limitations set forth in Section 8.6 and Section 8.7, if applicable).

8.9           Procedure for Indemnification:  Third-Party Claims.

(a)           Claim Notice.  This Section 8.9 pertains to a Claim asserted, Proceeding commenced or Order entered against a Person that might give rise to an indemnification obligation under this Article (a “Third-Party Claim”).

(i)           The Claiming Party against which the Third-Party Claim has been made may assert an indemnification claim against the Party obligated to indemnify (the “Indemnifying Party”) by giving a Claim Notice of the Third-Party Claim to the Indemnifying Party.  If the Claiming Party does not give a Claim Notice to the Indemnifying Party promptly after acquiring knowledge of the Third-Party Claim, the Indemnifying Party will not be relieved of its obligations under this Article except to the extent that the Indemnifying Party proves that the defense of the Third-Party Claim was materially prejudiced by the Claiming Party’s failure to give notice promptly.

(ii)           If the Claiming Party has elected to retain control of the defense of the Third-Party Claim pursuant to Section 8.9(g), the Claiming Party must notify the Indemnifying Party in the Claim Notice, but failure to include the retention notice will not affect the Claiming Party’s right later to assume control the defense of that Third-Party Claim.

(iii)           If an Indemnifying Party contests the sufficiency of a Claim Notice, the Claiming Party may send another Claim Notice (and additional notices in response to additional objections by Indemnifying Party), but for the purposes of any Applicable Survival Period the effective date that the first Claim Notice was given under Section 9.13 will be treated as the date of notice of the indemnification claim, even if the Claim Notice is amended and reissued.

(b)           Response to Claim Notice; Assumption of Defense.

(i)           Except with respect to matters as to which Buyer exercises its right to retain the control of the defense pursuant to Section 8.9(g), the Indemnifying Party will have ten Business Days from the date the Claim Notice was given within which to notify the Claiming Party whether the Indemnifying Party elects to assume the defense, at its expense, of the Third-Party Claim (and, if the matter is a Claim, any Proceeding that results from it) pursuant to this section.

(ii)           Prior to the receipt of the Indemnifying Party’s response, the Claiming Party may file any motion, answer or other document that the Claiming Party reasonably considers useful to protect the interests of the Claiming Party or the Indemnifying Party.

(iii)           If the Indemnifying Party elects to assume the defense of a Third-Party Claim, the election will effect the Indemnifying Party’s admission that the Third-Party Claim and all Losses resulting from it (subject to the provisions of Section 8.6) are within the scope of the Indemnifying Party’s obligations under this Article.

(c)           Failure to Defend.

(i)           If the Indemnifying Party does not give notice to the Claiming Party under Section 8.9(b)(i) of the Indemnifying Party’s election to assume the defense of the Third-Party Claim and the claim is later determined to have been within the scope of the Indemnifying Party’s obligations under this Article, the Indemnifying Party will be bound by any determination made in the related Proceeding or, subject to Section 8.9(f),  by any compromise or settlement of the Third-Party Claim effected by the Claiming Party, and all Losses incurred by the Claiming Party will be subject to indemnification under this Agreement.

(ii)           A Claiming Party does not have a duty to contest any Third-Party Claim for which it gave a Claim Notice to an Indemnifying Party under this Section and as to which an Indemnifying Party has the right to assume the defense but does not elect to do so.  In that case, the Claiming Party may, subject to Section 8.9(f), pay or settle the Third-Party Claim in the Claiming Party’s sole discretion (which decision might be based, for example, on the application of the Loss to the Claiming Party’s deductible under Section 8.6 or Section 8.7, as applicable, and the desire not to incur the additional expense of contesting the claim).  The Indemnifying Party may not challenge the propriety of the Claiming Party’s payment to or other settlement with the third party under this provision, or the resulting amount of Loss incurred.

(d)           Release of Attachment, etc.  If in connection with a Third-Party Claim an Encumbrance, attachment, garnishment or execution is placed upon any of the property rights or interests of the Claiming Party or its Affiliate, the Indemnifying Party may not assume defense of the Third-Party Claim unless the Indemnifying Party provides an indemnity bond that is sufficient to effect the immediate and full release of such property rights or interests from the Encumbrance, attachment, garnishment or execution.

(e)           Control; Participation; Failure to Continue Defense.

(i)           If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party and its counsel (which must be reasonably satisfactory to the Claiming Party) will control the defense.  The Claiming Party may elect to participate in the defense and to employ its own counsel, which will be at its own expense except as provided by clause (ii) of this Section 8.9(e).

(ii)           If, under applicable rules of professional conduct applicable to counsel for the Indemnifying Party, a conflict exists with respect to any significant issue between any Claiming Party and any Indemnifying Party in a Third-Party Claim defended by the Indemnifying Party, (A) each affected Claiming Party may employ separate counsel and participate in the defense of such Third-Party Claim and (B) the Indemnifying Party will be responsible for the fees and expenses of separate counsel for the affected Claiming Party, but the Indemnifying Party will not be responsible for the fees and expenses of more than one counsel for all Claiming Parties with respect to that Third-Party Claim.

(iii)           If the Indemnifying Party has the right to assume the defense of a Third-Party Claim but does not do so, the Indemnifying Party may not participate in the proceeding.

(iv)           If the Indemnifying Party assumes the defense of a Third-Party Claim but does not conduct the defense diligently and reasonably, the Claiming Party (A) may assume control of such defense (and all of the Claiming Party’s costs of investigation and defense from that point will be deemed Losses) and (B) without the need for the consent of the Indemnifying Party, may consent to the entry of judgment on, or to any settlement or discharge of, the Third-Party Claim, in which case the amount of the judgment or settlement payable by the Claiming Party will be conclusively deemed to be a Loss payable by the Indemnifying Party under this Article.

(f)           Settlement by Indemnifying Party or Buyer as Claiming Party.  If the Indemnifying Party assumes defense of a Third-Party Claim, the Indemnifying Party will not settle or agree to the discharge of a Third-Party Claim without the written consent of the Claiming Party.  Additionally, if the Buyer as the Claiming Party assumes exclusive control of the defense of a Third Party Claim pursuant to the clauses in either Section 8.9(g)(i) or (vii) below, the Buyer will not settle or agree to the discharge of a Third-Party Claim without the written consent of the Seller’s Representative (on behalf of the Sellers) as the Indemnifying Party.   In each case such consent not to be unreasonably withheld.

(g)           Buyer’s Exclusive Control Right.  Notwithstanding anything to the contrary in this Section 8.9, without Buyer’s written consent, which it may withhold for any reason, Sellers will not be entitled to assume or control the defense of, or participate in (except if any Seller is named a defendant in a Proceeding), any Third-Party Claim against a Buyer Indemnitee that contains any of the following:

(i)           a claim pertaining to Taxes, except as otherwise provided in Article Seven;

(ii)           a claim for any injunctive or other equitable relief;

(iii)           a claim by any Governmental Entity (whether civil or criminal in nature);

(iv)           a Proceeding in which the claimant alleges the right to bring a class action;

(v)           a claim that involves any U.S. or foreign securities laws or Competition Laws;

(vi)           a claim including grounds that could give rise to government contract debarment;

(vii)           a claim pertaining to infringement of any Intellectual Property right or that could affect any of the Company Intellectual Property, or any IP License;

(viii)           a claim pertaining to Environmental Laws or a breach of the representations and warranties set forth in Section 3.18;

(ix)           a claim by a significant customer or supplier of any Acquired Company or their Affiliates;

(x)           where Buyer asserts that an adverse determination with respect to the claim would be detrimental to the reputation or future business prospects of Buyer or any of its Affiliates, or their relationship with or regulation by a Governmental Authority; or

(xi)           where Buyer asserts that the claim reasonably could be estimated to exceed the Indemnifying Party’s indemnification limit under Section 8.6.

(h)           Claiming Party’s Retention.  If the Claiming Party elects to retain the defense of a Third-Party Claim under Section 8.9(g), the Claiming Party’s right to make an indemnification claim under this Article will not be prejudiced, but the Indemnifying Party will not be bound by any compromise or settlement effected without its written consent (which the Indemnifying Party will not unreasonably withhold or delay).

(i)           Cooperation.  Each Party will cooperate and cause its employees to cooperate, at such Party’s expense, with any Buyer Indemnitee, Seller Indemnitee, or Indemnifying Party, as applicable, in connection with the defense of any Third-Party Claim, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested.

(j)           Consent to Jurisdiction.  Each Party consents to the nonexclusive jurisdiction of any court in which a Proceeding is brought by a third party against any Claiming Party for purposes of any claim that the Claiming Party might have under this Agreement arising from that Proceeding, and agrees that process may be served on the Party anywhere in the world with respect to the claim.

8.10           Procedure for Indemnification:  Direct Claims.  A claim for indemnification under this Article for any matter not involving a Third-Party Claim (a “Direct Claim”) may be asserted by a Claim Notice from a Claiming Party to an Indemnifying Party given at any time before the expiration of the Applicable Survival Period, if any.  The notice must state in reasonable detail the basis for the indemnification claim.  If the Indemnifying Party does not notify the Claiming Party within ten (10) Business Days of the effective date of the Claim Notice that the Indemnifying Party disputes the claim or the sufficiency of the notice (in which case the Indemnifying Party will specify the basis for its rejection), the claim specified in the Claim Notice will be conclusively determined to be a Liability of the Indemnifying Party under this Article, as applicable.  If an Indemnifying Party disputes the sufficiency of the Claim Notice, the Claiming Party may send another Claim Notice (and additional notices in response to additional objections by the Indemnifying Party), but for the purposes of any Applicable Survival Period the date the first Claim Notice was given under Section 9.13 will be treated as the date of notice of the indemnification claim even if the Claim Notice is amended and reissued in order to comply with this section.

8.11           Losses Incurred in Mitigation.  If an event or circumstance has occurred for which a Claiming Party would be entitled to indemnification under this Agreement, the Claiming Party may recover all Losses incurred as a result of reasonable mitigation or liability reduction, or avoidance payments made or other consideration provided to any third party having a contingent claim against the Claiming Party as a result of the indemnifiable event, even if the third party is not aware of the claim or does not assert a claim against the Indemnified Party.  It is the intent of the Parties that Losses the Claiming Party reasonably incurs in order to preclude or avoid assertion of a contingent claim that, if asserted, properly would have been subject to indemnification by the Indemnifying Party, are to be recoverable by the Party as a Direct Claim under Section 8.10.

8.12           Indemnification Payments; Insurance.

(a)           Payment.  The Indemnifying Party will pay all Losses that become payable to a Claiming Party under this Article when due to a third party or, if paid by the Claiming Party (or its Affiliate) to a third party, or due to a Claiming Party for a Direct Claim, promptly upon demand by the Claiming Party.  The Indemnifying Party will pay the Losses in full, even if some or all of the Losses may be subject to later recovery by the Claiming Party under an insurance policy.

(b)           Insurance or Other Recovery.

(i)           If a claim for indemnification is paid by an Indemnifying Party under this Article and the Claiming Party subsequently receives payment for any part of the Losses paid by the Indemnifying Party, whether by recovery against or settlement with a third Person, or from insurance proceeds (excluding proceeds from insurers that are Affiliates of the Claiming Party), the Claiming Party will pay promptly to the Indemnifying Party from the payment received by the Claiming Party (to the extent it is sufficient) the Losses paid by the Indemnifying Party less any costs, expenses or premiums (but only to the extent that they are incremental to the Claiming Party’s prior premiums) incurred in connection with the Claiming Party’s recovery.

(ii)           It is the intention of the Parties that no insurer or other third party will be entitled to a benefit to which it would not be entitled in the absence of this Section 8.12(b), or will be relieved of any obligation to pay a claim for which it is obligated because of indemnification payments made pursuant to this Agreement.

(iii)           A Claiming Party is not required to make a claim for Losses paid or payable by an Indemnifying Party if the Claiming Party reasonably determines that submission of the claim to the insurer could result in either the cancellation or nonrenewal of an insurance policy of the Claiming Party or its Affiliate or an increase in insurance premiums for coverage in the future.

(iv)           For the purpose of an Indemnifying Party’s maximum indemnification obligation provided in Section 8.6 or Section 8.7, the Indemnifying Party will be treated as not having made the previous indemnification payment to which the insurance or other recovery pertains, to the extent of the amount of repayment made by the Claiming Party pursuant to this section.

8.13           Reporting.  Unless otherwise required by Law, each Party will treat for all Tax purposes all amounts paid under any of the provisions of this Article as an adjustment to the Purchase Price for the Company Shares.

8.14           Recoupment from Escrow; Set-Off by Buyer.

(a)           Recoupment.  Buyer (on its behalf or on behalf of any Buyer Indemnitee) may seek satisfaction of any claim brought under this Article Eight in whole or in part (i) first, during the first six (6) months following Closing, pursuant to its rights of set-off as provided in Section 8.14(c), (ii) second, during months seven (7) through 18 following Closing (the “Escrow Period”) by a claim against the Escrow Account in accordance with the Escrow Agreement and Section 8.14(b), and (iii) if the claim remains unsatisfied, against the Sellers severally and not jointly, based on their respective Pro Rata percentages, subject to specific limitations regarding Stratasys as set forth in Section 8.6.

(b)           Resort to Escrow.  During the Escrow Period, any indemnification to which a Buyer Indemnitee is entitled under this Agreement first will be made as a payment to Buyer from the Escrow Account in accordance with the terms of the Escrow Agreement, but only if, in each case, Buyer’s claim is not disputed by the Sellers’ Representative.  If Sellers’ Representative does not dispute Buyer’s right to indemnification, or if any dispute is settled by Sellers and Buyer or concluded in Buyer’s favor, Sellers’ Representative and Buyer will execute joint written instructions to the Escrow Agent, complying with the Escrow Agreement, to direct the payment of Buyer’s indemnification claim up to the balance of available funds in the Escrow Account.

(c)           Set-Off.  Prior to the commencement of the Escrow Period, Buyer (on its behalf or on behalf of any Buyer Indemnitee) may seek satisfaction of any claim brought under this Article in whole or in part or any other amount due and payable to Buyer by Sellers pursuant to the terms of this Agreement (i) by the exercise of a set-off against the Post-Closing Payment and (ii) if the claim remains unsatisfied, against Sellers severally and not jointly, based on their respective Pro Rata percentages, subject to the limitations set forth in Section 8.6.

(d)           No Breach.  The exercise of a right of set-off by Buyer in good faith, even if later determined not to be justified, will not constitute a breach under this Agreement.  If the claim as to which Buyer exercises its set-off right is resolved in favor of Sellers, then the amount of the set-off will be paid to Sellers by Buyer, immediately, if already due and payable hereunder, or, otherwise, in the manner required by this Agreement.

(e)           No Election of Remedies.  Neither the exercise of nor the failure to exercise a right against the Escrow Account or of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of other remedies available to it.

8.15           Waivers and Additional Agreements by Sellers.

(a)           Upon the Closing, Sellers will not be entitled to, and will not assert, any Claim against any Acquired Company whether for damages, reimbursement, indemnification (including costs of defense), contribution or otherwise, for or on account of any indemnification payment by Sellers, or any claim made by any Buyer Indemnitee against Sellers, under this Agreement.  This obligation of Sellers will apply regardless of whether a Claim or Proceeding against Sellers is made pursuant to this Agreement, pursuant to applicable Law, or otherwise.

(b)           Sellers may not assert, and waive any right Sellers might have to assert (under Law or otherwise), any claim of subrogation to a right of any Buyer Indemnitee as a result of making any indemnification payment under Article Eight.

8.16           Exclusive Remedies; Injunctive Relief.

(a)           Except as provided in Section 8.16(b) and for fraud in the inducement in connection with the Contemplated Transactions, from and after the Closing, the indemnification provisions of this Article are the sole and exclusive remedies available to an Indemnified Party for Losses arising from the matters described in Section 8.4 and Section 8.5.

(b)           The Parties acknowledge that money damages alone would not be a sufficient remedy for, and that a Party might be irreparably harmed by, any breach by another Party of its obligations under this Agreement.  Accordingly, in the event of a breach or threatened breach, the claiming Party will be entitled to equitable relief, including injunctive relief and specific performance, in addition to any other remedy to which the complaining Party is entitled at Law or in equity, without the requirement of posting a bond or other security.  Buyer’s right to recovery for Losses will not be affected even if the possibility of any type of Loss was not disclosed to Sellers at or before the execution of this Agreement or if Sellers could not reasonably have foreseen the possibility of the Loss as a consequence of a misrepresentation or breach of warranty, covenant or other obligation by Sellers.

ARTICLE NINE

MISCELLANEOUS PROVISIONS

9.1           Effect of the Company Disclosure Schedule.

(a)           Manner of Disclosure.  A disclosure in the Company Disclosure Schedule will apply only to a representation and warranty of Sellers made in this Agreement to which the disclosure relates by express cross-reference to the specific sections or subsections of this Agreement containing the qualified representation and warranty, and not to any other representation and warranty, unless it is reasonably apparent that such disclosure is applicable to another section or sections of the Company Disclosure Schedule.  All capitalized terms used in the Company Disclosure Schedule that are defined in this Agreement have the respective meanings assigned to them in this Agreement, and any other purported definition in the Company Disclosure Schedule will not be effective.  An item mentioned in the Company Disclosure Schedule will be effective to qualify the related identified representation and warranty only if the disclosure identifies the qualifying matter with reasonable particularity and describes the relevant facts in reasonable detail.  The mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose a qualification to a representation and warranty unless the representation and warranty pertains only to the existence of the document or other item.

(b)           Priority.  If the statements in the body of this Agreement and those in the Company Disclosure Schedule conflict (other than for the purpose of stating a qualification to a representation and warranty as provided in Section 9.1(a)), the statements in the body of this Agreement will control.

(c)           No Admission.  The information provided by certificates delivered to Buyer pursuant to the Company Disclosure Schedule or in any notice provided to Buyer pursuant to this Agreement is for Buyer’s benefit for the purposes of this Agreement is not an admission by Sellers or by any Acquired Company to any other Person for any other purpose:

(i)           as to the materiality of any effect of a disclosed item;

(ii)           that any Liability, or circumstance that could give rise to a Liability, of any Acquired Company referred to in the Company Disclosure Schedule in fact exists or has occurred;

(iii)           that any assertion made in any Claim or Proceeding against any Acquired Company described in the Company Disclosure Schedule is true or that a valid basis in fact or at law exists for the assertion; or

(iv)           that any party to a Contract with an Acquired Company is not in breach of the Contract.

                9.2           Governing Law.  This Agreement and the Contemplated Transactions, and all disputes between any of the Parties under or relating to this Agreement or the circumstances of its negotiation and execution, whether a Party seeks relief in equity or under contract, tort, statute or otherwise, are to be governed by and determined under the laws of the State of New York, without reference to principles of conflict of laws.

9.3           Resolution of Disputes.  The parties shall endeavor to resolve any controversy, claim or dispute (collectively a "Disputed Matter") arising between them out of or relating to this Agreement, or the performance or breach of this Agreement (including any disputes with respect to payment obligations arising under this Agreement), by negotiation between the parties to this Agreement.  The parties involved in a Disputed Matter shall, prior to initiating any litigation or arbitration, attempt in good faith to settle such dispute, for a period of thirty (30) days following the date on which a party notifies the other party or parties of a Disputed Matter through consultation and negotiation, in good faith and a spirit of mutual cooperation.  Each party to the mediation shall send a representative with full and unlimited power to negotiate a settlement to such dispute, loss or claim.  If the parties’ attempts to mediate the dispute fail, then the dispute shall be mediated by a mutually acceptable mediator to be chosen by the parties within ten (10) days after written notice by one party to the other party or parties demanding mediation.  No party to a dispute shall unreasonably withhold consent to the selection of a mediator, and the Sellers, on the one hand, and the Buyer, on the other hand, will share the costs of the mediation equally and will, if required by such mediator, pay the costs of the mediator in advance. The parties agree that the decision of any mediator shall not be binding.  Any such Disputed Matter that is not resolved by negotiation shall be settled by binding arbitration, and in connection therewith the parties agree that:

(i)  Either Buyer or the Sellers’ Representative acting on behalf of the Sellers may initiate arbitration of a Disputed Matter by giving written notice to the other ("Arbitration Notice").

(ii)  Within forty-five (45) days after the date on which the Arbitration Notice is given, the parties shall agree upon a single arbitrator or, if they fail to do so for any reason, at any time after the expiration of such forty five (45) day period, either party may request the American Arbitration Association (or any successor organization if the American Arbitration Association no longer exists) to designate an arbitrator.  Any arbitration proceeding shall be held in Charlotte, North Carolina.

(iii)  The arbitrator shall promptly consider the facts in dispute and resolve the same in accordance with the commercial arbitration rules then in effect of the American Arbitration Association (or any successor organization if the American Arbitration Association no longer exists).  The decision of the arbitrator shall be final, conclusive and binding upon the parties.

(iv)  The fees and expenses of the arbitrator in any such proceeding (including the fees and expenses of any person retained by the arbitrator as well as all other expenses of such proceeding (including the fees and expenses of counsel for each party)) shall be borne by the respective parties as follows:

  (x)  The party that did not initiate such proceeding shall bear the portion of such fees and expenses represented by the fraction having a numerator equal to the net dollar amount of any recovery actually awarded to the initiating party by the arbitrator in such proceeding and having a denominator equal to the maximum aggregate dollar amount originally sought to be recovered by the initiating party in connection with the Disputed Matter being arbitrated;

  (y)  The initiating party shall bear the remaining portion of such fees and expenses; and

  (z)  In the event that multiple Disputed Matters shall be involved in any such proceeding, the fees and expenses of such proceedings shall be allocated as provided above based on the outcome of the Disputed Matter having the largest dollar amount originally sought to be recovered.

(v)  The arbitrator shall have the power to grant injunctive relief and other provisional remedies and to issue such orders as may be deemed necessary in connection therewith.

(vi)  The arbitrator shall not have the power to amend this Agreement in any respect.

(vii)  Judgment upon any decision by or award of the arbitrator in any such proceeding may be entered by any court of competent jurisdiction.

(viii)  The institution of any arbitration under this Agreement shall not relieve a party from its obligations under this Agreement.

9.4           Entire Agreement and Amendment.

(a)           Prior Agreements; Confidentiality Agreement.  This Agreement (including its exhibits, appendices and schedules), the Company Disclosure Schedule, the other documents delivered pursuant to this Agreement (including the other Transaction Agreements) and the Confidentiality Agreement constitute a complete and exclusive statement of the agreement between the Parties with respect to its subject matter, and supersede all other prior agreements, arrangements or understandings by or between the Parties, written or oral, express or implied, with respect to the subject matter of this Agreement.  The Confidentiality Agreement will terminate upon the Closing.  The termination of the Confidentiality Agreement will not impair or affect any action for a breach of that agreement that occurs before its termination, or affect the offended Party’s equitable or legal remedies for the breach, and any claim under that agreement will not be subject to the provisions of Article Eight.

(b)           Amendments.  This Agreement may not be amended except by a written agreement executed by all Parties that by its terms is specifically identified as an amendment.

9.5           Headings and Captions.  Except as provided in this section with respect to the Company Disclosure Schedule, the headings and captions used in this Agreement are for convenience only.  They do not constitute a part of this Agreement and are not to be given effect in the construction or interpretation of this Agreement.  They are not deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading or caption had been used.  However, any heading or caption in the Company Disclosure Schedule that refers to a section or subsection of this Agreement is a necessary part of the Company Disclosure Schedule so that it will conform to the requirements of Section 9.1, and such heading or caption is intended to indicate that the information under such heading applies only to the section or subsections cited.

9.6           Interpretation and Construction.

(a)           Independent Provisions.  Each of the provisions of this Agreement is independent of all other provisions, and the provisions of one should not be read to limit any other, except where a provision expressly states that it is the exclusive provision as to its subject matter.

(b)           Usages.

(i)           All accounting terms used in this Agreement will have the meanings ascribed to them under GAAP unless otherwise provided.

(ii)           Whenever the term “include” or “including” is used in this Agreement in connection with a listing of items, that listing is illustrative only and is not a limitation on the general scope of the classification, or as an exclusive listing of the items within the general scope.

(iii)           The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iv)           Article, section, clause, subsection, exhibit, appendix and schedule references contained in this Agreement are references to articles, sections, clauses, subsections, exhibits, appendices and schedules of or to this Agreement, unless otherwise specified.

(v)           Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

(vi)           Any amount stated in this Agreement in “Dollars” or by reference to the “$” symbol means United States dollars.

(vii)           A reference to “U. S.” or “United States” means the United States of America.

(c)           Joint Preparation; Interpretation.  Each Party acknowledges having been represented and advised by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguous, vague or conflicting term in this Agreement against the drafter should not apply and is expressly waived.

9.7           Severability.  Any provision of this Agreement that is held by court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable in any situation or in any jurisdiction will not affect the validity or enforceability of the remaining provisions or the validity or enforceability of the offending provision in any other situation or in any other jurisdiction.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.8           Counterparts and Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.  Counterpart signature pages and facsimile signatures are effective, and it is not necessary that the signatures of all Parties be on the same page.

9.9           Time of the Essence.  With regard to all dates and time periods referred to in this Agreement, time is of the essence.

9.10           Assignment and Successors.  No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement without the consent of any other Party to (a) any of its Affiliates and (b) to any purchaser of all or substantially all of the assets of Buyer or assets used in a  line of business to which the businesses of the Acquired Companies relate.  Without the consent of all other Parties, no such assignment will relieve Buyer of its obligations under this Agreement if the assignee does not perform the obligations.  Buyer also may collaterally assign its rights under this Agreement to any Person that provides credit or credit support to Buyer or any of its Affiliates, or as security for any other obligation or undertaking of Buyer or any Buyer Affiliate.  Any purported assignment or delegation contrary to this Section 9.10 will be void.

9.11           Parties in Interest.  This Agreement is binding upon and inures solely to the benefit of each Party and its successors and permitted assigns.  Nothing in this Agreement confers upon any other Person any right or remedy of any nature whatsoever, except Persons, other than the Parties, who are or become Seller Indemnitees or Buyer Indemnitees.  However, the Parties retain the right to amend and to cancel and render void any of the provisions of Article Eight at any time, regardless of whether the amendment or cancellation would deprive any Person of any right, or modify any right, as a Buyer Indemnitee or a Seller Indemnitee that existed in favor of that Person prior to the amendment or cancellation, or that otherwise would have an adverse effect on that Person.  No Person, by virtue of this Agreement, is entitled to employment by Buyer or any Acquired Company or their Affiliates.

9.12           Expenses.

(a)           Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives and advisors.  Sellers will cause the Acquired Companies not to incur any out of pocket expenses not in the ordinary course of business exceeding $5,000 in the aggregate in connection with this Agreement.

9.13           Notices.

(a)           Methods.  A notice, disclosure (including supplements to the Company Disclosure Schedule), demand or other communication to a Party that is required or permitted under this Agreement must be in writing and will be deemed to have been given (i) on the date established by the sender as the date of personal delivery to the recipient, (ii) on the date delivered to the recipient by a private courier as established by the sender by evidence obtained from the courier, (iii) subject to Section 9.13(b, on the date sent by facsimile or by other electronic means, and (iv) on the fourth Business Day after mailing when sent to the recipient at such Party’s address set forth below by registered or certified U.S. mail, with postage prepaid and return receipt requested and returned.  If more than one method of sending a notice is used, the effective date of notice will be the earliest date provided by the application of the rules in this Section 9.13(a).

(b)           Electronic Transmissions.  Notices sent by facsimile transmission or other electronic means will be effective on the date specified in Section 9.13(a) if the sender also delivers the notice by private courier (costs prepaid, and with evidence of delivery returned by the courier) on the next Business Day after the electronic transmission took place, unless the recipient acknowledged in writing that the electronic notice was received on the transmission date (such acknowledgement includes an electronic facsimile or electronic mail message sent by the recipient but does not include an automatic machine-generated confirmation).

(c)           Addresses.  Notices to a Party must be sent to the Party at its address specified and to the attention of the person designated in Schedule 9.13(c), or to such other address, or designated person, as a Party might designate by Notice sent in accordance with this Section 9.13 to the other Parties from time to time (which change notice when effective will be deemed to amend Schedule 9.13(c)).  If Schedule 9.13(c) is amended, Buyer will provide an amended and restated Schedule 9.13(c) to Sellers.

                9.14           Withholding Taxes.  Buyer may deduct and withhold from the payments of the Purchase Price any stock transfer taxes and other amounts required to be withheld under the Code or any other Law pertaining to Taxes.  An Indemnifying Party may withhold from any payment made under Article Eight amounts required to be withheld under the Code or any other Law pertaining to Taxes.  A party withholding any payment will remit the withheld amount to the appropriate Governmental Authority in a timely manner.  A withheld amount that is remitted to the applicable Governmental Authority will be treated for all purposes of this Agreement as having been a payment of the Purchase Price or indemnification payment, as applicable, to the Party entitled to the payment from which such deduction and withholding was made.

9.15           Extension and Waiver.  At any time prior to the Closing, Buyer and Sellers may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations or breaches of warranties of the other Party in this Agreement or in any document delivered by the other Party pursuant to this Agreement or (c) waive compliance with any of the agreements of the other Party or conditions to the waiving Party’s obligations under this Agreement.  Any such extension or waiver will be valid only if set forth in a writing signed by the Party granting the extension or effecting the waiver.  Any waiver in one instance will not be a waiver in a subsequent event or a waiver of any other provision of or right under this Agreement.  Except where waived in writing, the failure of a Party to assert a right under or arising from this Agreement will not constitute a waiver of the right.

9.16           Sellers’ Representative.  By executing and delivering this Agreement, each of the Sellers hereby agrees to the following:

(a)           each of the Sellers hereby irrevocably makes, constitutes and appoints Ronald L. Hollis (“Sellers’ Representative”), the true and lawful agent and attorney-in-fact of each such Seller, with full power and authority (except as provided below) to act hereunder in its sole discretion, individually, or through a duly appointed successor attorney-in-fact, all as hereinafter provided, in the name of and for and on behalf of such Seller, as fully as could the Seller if present and acting in person, with respect to all matters in connection with the consummation of the transactions contemplated by this Agreement, and the exercise or waiver of any right and performance of any obligation of the Seller in connection therewith including, but not limited to, taking all actions necessary or desirable in connection with the defense, resolutions, or settlement of any indemnification claims pursuant to Article Eight hereunder;

(b)           the provisions of this Section 9.16 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable under all circumstances unless prohibited by law;

(c)           the provisions of this Section 9.16 shall be binding upon and inure to any successor in interest to or permitted assigns of any of the Sellers; and

(d)           the authority of the Sellers’ Representative and any substitute or attorney-in-fact for such Sellers’ Representative shall survive the Closing and any dissolution or liquidation of any of the Sellers as a power coupled with an interest.

Notwithstanding anything to the contrary in this Section 9.16, no amendments may be made to any Transaction Agreement that affects any Seller in a manner that is disproportionate from the other Sellers (taking into account each Seller’s Pro Rata percentage, where applicable), without the prior written consent of the Seller so affected.

9.17           Independence of Agreements, Covenants, Representations and Warranties.  All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

9.18           Limitation on Stratasys Liability.  In addition to the limitation of liability of Stratasys for contribution and indemnification obligations pursuant to Section 8.6(d), but subject to the exceptions set forth in Section 8.6(f), the Parties acknowledge and agree that all payments required to be made by Stratasys as a Seller under this Agreement or any other Transaction Agreement and all other obligations and Liabilities of Stratasys under this Agreement or any other Transaction Agreement shall be paid and performed only from amounts due to Stratasys from the Post-Closing Payment or from the Escrow Account.  The parties further acknowledge and agree that except as provided in Section 8.6(f), they shall have recourse only to the amounts payable to Stratasys from the Post-Closing Payment or the Escrow Account for payment of any obligations or Liabilities under this Agreement or any other Transaction Agreement and that after payment of any amounts to Stratasys out of the Post-Closing Payment or the Escrow Account, Stratasys shall have no obligation to pay any such amounts to any party under any circumstances.

[Signature Pages Follows]

IN WITNESS OF THE FOREGOING, each Party executes this Agreement as of the date first written above, by the Party’s duly authorized officer.

SELLERS:

/s/ Christopher F. Battel Name: Christopher F. Battel
CSR CONSULTING, INC.
By: /s/ Gregory B. Crabtree Name: Gregory B. Crabtree Title: President
/s/ Michael D. Easterly Name: Michael D. Easterly
FRONTIER FUND I LIMITED PARTNERSHIP By: Frontier Investment Group, LLC Its: General Partner
By: /s/ J. Michael Ramich Name: J. Michael Ramich Title: Partner
/s/ Richard Holloway Name: Richard Holloway
RMJ CAPITAL, LLC
By: /s/ Ronald L. Hollis Name: Ronald L. Hollis Title: Manager, RMJ
/s/ Patrick Hunter Name: Patrick Hunter
/s/ James Losset Name: James Losset

/s/ Mark Mackie Name: Mark Mackie
/s/ Michael D. Maurice Name: Michael D. Maurice
/s/ Colleen McManus Name: Colleen McManus
/s/ Christine W. Purdy Name: Christine W. Purdy
/s/ John R. Purdy Name: John R. Purdy
/s/ Alan Renfroe Name: Alan Renfroe
/s/ Luis Gutierrez-Rocca Name: Luis Gutierrez-Rocca
STRATASYS, INC.

By: /s/ Robert F. Gallagher Name: Robert F. Gallagher Title: CFO
BUYER:

3D SYSTEMS, INC.

By: /s/ Damon J. Gregoire Name: Damon J. Gregoire Title: SVP & CFO

Appendix A

To Stock Purchase Agreement

Among 3D Systems, Inc.

and

the Seller Parties Named Therein

Dated as of February 22, 2011

DEFINITIONS

“Accounts Receivable” is defined in Section 1.3(a).

“Acquired Companies” is defined in the Preamble.

“Adjustments” is defined in Section. 1.2.

“Affiliate” means, with respect to a specified Person, each other Person that directly or indirectly Controls, is Controlled by, or is under common Control with that Person.  Following the Closing, Buyer’s Affiliates will include the Acquired Companies.

“Applicable Limitations Period” is defined in Section 8.8(c).

“Audited Balance Sheet” means the audited consolidated balance sheet of the Acquired Companies at December 31, 2009.

“Audited Financial Statements” is defined in Section 3.6(a)(i).

“Authorization” means any approval, authorization, certificate, concession, consent, exemption, franchise, grant of authority, license, Order, permission, permit, qualification, ratification, registration, waiver or variance, of or from any Governmental Authority or required by any Law.

“Balance Sheet Date” is defined in Section 3.6(a)(i).

“Books and Records” shall mean original or true and complete copies of all of the books, records, files, data and information of the Acquired Companies (including customer and supplier lists, financial and accounting records, purchase orders and invoices, sales orders, credit and collection records, engineering order files, warranty and repair files, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations, lists of and correspondence and miscellaneous records with respect to customers, suppliers, representatives and distributors and all other general correspondence).

“Brokerage Fees” means the fees, expenses or other amounts payable to a broker, finder, investment banker or other Person performing a similar function.

“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which banks are required or authorized by Law to be closed in the City of New York or (c) for the purposes of Section 9.13 only, a day on which regular first-class mail is not delivered by the U.S. Postal Service in the location to which a notice or other document has been mailed pursuant to Section 9.13 but has not been delivered.

“Buyer Deductible” is defined in Section 8.6(a).

“Buyer Indemnitees” is defined in Section 8.4(a).

“Cash and Cash Equivalents” is defined in Section 1.3(b).

“Claim” means any claim, demand or assertion by any Person (except for those included in the definition of Proceeding).

“Claim Notice” is defined in Section 8.8(c).

“Claiming Party” is defined in Section 8.8(c).

“Class A Common Stock” is defined in the Preamble.

“Closing” means the closing conference of the Parties held at 9:00 a.m., local time, on the Closing Date at the offices of the Company, at 301 Perimeter Center North, Suite 500, Atlanta, Georgia 30346 (or at such other location as the Parties agree), for the sale of the Company Shares by Sellers to Buyer.

“Closing Cash and Cash Equivalents” is defined in Section 1.3(d).

“Closing Date” means February 22, 2011.

“Closing Payment” is defined in Section 1.2.

“Closing Working Capital” is defined in Section 1.3(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in the Preamble.

“Company” is defined in the Preamble.

“Company Authorizations” is defined in Section 3.12(a)(i).

“Company Benefit Plan” is defined in Section 3.23(a)(i).

“Company Data Room” means (a) the locations at which documents collected by Sellers or the Acquired Companies are available for examination by Buyer or its Representatives pursuant to this Agreement and (b) any “virtual” or electronically-accessed site at which Buyer or its Representatives can access, view and make copies from electronic versions of documents provided by Sellers or the Acquired Companies for examination pursuant to this Agreement as such existed on the day prior to the Closing.

“Company Disclosure Schedule” means the initial disclosure schedule provided by Sellers to Buyer, entitled “Company Disclosure Schedule Delivered Pursuant to the Stock Purchase Agreement among 3D Systems, Inc. and the Seller Parties named therein” dated February 22, 2011.

“Company Insurance Policies” is defined in Section 3.29(a).

“Company Intellectual Property” means all Intellectual Property owned or licensed by any Acquired Company.

“Company Pension Benefit Plan” is defined in Section 3.23(a)(ii).

“Company Product” is defined in Section 3.24(a).

“Company Shares” is defined in the Preamble.

“Company Stockholders Agreement” is that certain Amended and Restated Stockholders Agreement among the Company and certain Sellers, dated March 21, 2006.

“Competitive Enterprise” is defined in Section 6.1(a).

“Competition Laws” means the HSR Act and any other Law designed to prohibit, restrict or regulate actions undertaken for the purpose or effect of monopolization or restraint of trade.

“Confidential Information” is used as defined in the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Buyer dated October 22, 2010.

“Consent” means any approval, consent, license, permission or waiver of any Person other than a Governmental Authority.

“Contemplated Transactions” means the transactions contemplated by this Agreement or any other Transaction Agreement.

“Contract” means any agreement, contract, obligation, promise, commitment or undertaking, whether written or oral, express or implied, that is legally binding.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of an Equity Interest, by Contract or otherwise.  The terms “Controlled by” and “under common Control with” have correlative meanings.

“Credit Agreement” means any loan agreement, note, debenture, bond, equipment trust, letter of credit, reimbursement agreement or other obligation to any surety, or other Contract for or relating to Indebtedness or the borrowing or lending of money.  Credit Agreements do not include travel and other employee advances under policies pertaining to those items in the Ordinary Course of Business, or expense advancement obligations under indemnification agreements or policies in favor of current or former directors and officers, or other employees or owners, of an Entity.

“Current Assets” is defined in Section 1.3(d).

“Current Liabilities” is defined in Section 1.3(f).

“Direct Claim” is defined in Section 8.10.

“Disputed Matter” is defined in Section 9.3.

“Due Diligence Request List” means that certain Due Diligence Request List prepared by Buyer and delivered to Seller in connection with its due diligence investigation of the Company.

“Effective Time” is defined in Section 1.3(c).

“Employee Benefit Plan” is defined in Section 3.23(a)(iii).

“Encumbrance” means any security interest, mortgage, pledge, lien, charge, restriction on the use of property or the use or exercise of a right, or other encumbrance.

“Entity” means, except for Governmental Authorities, (a) any corporation, partnership, joint venture, limited liability company, business trust or other business entity, (b) any association, unincorporated business or other organization, (c) trust and (d) any other organization having legal status as an entity under Law.

“Environmental Laws” means all Laws pertaining to the protection, preservation, conservation or regulation of the environment, the disposal or release of hazardous or toxic substances, or imposing requirements relating to public or employee health and safety, including:  CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6801 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300F et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 1361, et seq.; the Occupational Safety and Health Act, 28 U.S.C. § 651 et seq., all as amended; any similar or implementing state or local law; any non-U.S. Law of similar import; and any common law doctrine, including negligence, nuisance, trespass and strict liability, imposing liability for personal injury, property damage or other Loss related to or arising out of the presence or, Release of, or exposure to, Hazardous Materials.

“Equipment” means machinery and other equipment, including all motor vehicles, tank cars, and rolling stock.

“Equity Interest” means (a) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, membership interest, limited or general partnership interest or any other form of ownership, and (b)  all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments or rights that are outstanding and exercisable for, convertible into or exchangeable for any Equity Interest described in the foregoing clause (a) whether at the time of issuance or upon the passage of time or occurrence of some future event.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Acquired Companies, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means that certain account designated as such in the Sources and Uses Allocation.

“Escrow Agent” means Wells Fargo Bank, N.A..

“Export Control Laws” means all Laws of the United States and any other country that restrict or prohibit the export, import, re-export, trade or transfer of products of any Acquired Company or technical data or other information, including: the U.S. Export Administration Regulations (15 C.F.R. Parts 730-774); the Arms Export Control Act (22 U.S.C.A. § 6701 et seq.); the Export Administration Act of 1979 (50 U.S.C.A. App. §§ 2401-2420); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706); the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130); the Munitions List (22 C.F.R. Part 121); the National Defense Authorization Act; the National Emergencies Act (50 U.S.C.A. § 1601); and the Trading with the Enemy Act (50 U.S.C.A. App. § 5), each as amended.

“Federal Income Tax” means any Income Tax imposed by the United States.

“Filing” means any filing or registration with, or a written notice to, a Governmental Authority.

“Financial Statements” is defined in Section 3.6(a).

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fully Diluted Shares” means the sum of (i) the total number of shares of the Common Stock and Class A Common Stock outstanding at the Effective Time and (ii) the number of shares of Common Stock or Class A Common Stock that would be issued upon exercise of all Options outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles as in effect at the time to which the related reference to such principles pertains.

“Governmental Authority” means (a) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental agency, department, board, commission or other instrumentality, whether national, territorial, federal, state, provincial, local, supranational or other authority, (b) any organization of multiple nations, or (c) any tribunal, court or arbitrator of competent jurisdiction.

“Guaranty” is defined in Section 1.2(b).

“Hazardous Materials”  means (a) petroleum or other hydrocarbon products and by-products, derivatives, additives or fractions (including used or spent products), asbestos,

polychlorinated biphenyls, or radioactive materials, (b) chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances” “pollutants” or “contaminants” or words of similar meaning or regulatory effect under any Environmental Law, or (c) any other chemical, material or substance that is regulated by any Environmental Law.

“Income Tax” means any and all Taxes (however denominated) imposed upon or measured by net income, plus any interest, penalties, or additions imposed upon, or with respect to, any such Taxes or in respect of any failure to comply with any requirement regarding Tax Returns for such Taxes.

“Indebtedness” means any of the following (without duplication):

(a)           indebtedness for borrowed money;

(b)           obligations evidenced by notes, bonds, debentures or similar instruments;

(c)           obligations to pay the deferred purchase price of property or services (except trade accounts payable, amounts owed to employees and other current Liabilities arising in the Ordinary Course of Business that are not more than 90 days past due);

(d)           payment obligations under conditional sale agreements or title retention agreements;

(e)           obligations as lessee under capitalized leases (or leases that, under GAAP, should be recorded as capital leases);

(f)           obligations, contingent or otherwise, under acceptance credit, letters of credit (and related reimbursement agreements) or similar facilities;

(g)           the net liability under interest rate, currency or commodity derivatives or hedging transactions;

(h)           any indebtedness (including the types specified in (a) through (g) of this definition) that a Person guarantees or with respect to which a Person otherwise assures a creditor against loss;

(i)           any indebtedness secured by an Encumbrance on the Person’s assets, even if that Person has not assumed or become liable for the payment of that indebtedness; and

(j)           all accrued interest, premiums, penalties and other fees or charges payable in connection with any of the foregoing.

“Indemnifying Party” is defined in Section 8.8(c).

“Independent Auditor” is defined in Section 1.4(e).

“Intellectual Property” means any of the following in any jurisdiction throughout the world (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals, reexaminations, reissues, foreign counterparts and extensions for any of the foregoing; (b) Internet domain names, trademarks (registered or unregistered), service marks (registered or unregistered), trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) material computer software (whether in source or object code and specifically excluding all packaged, commercially available “off-the-shelf” licensed software programs sold to the public), data, data bases and documentation thereof; and (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), algorithms, devices, tools, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, industrial models, copyrightable works, financial and marketing plans and customer and supplier lists and information).

“Interim Balance Sheet” is defined in Section 3.6(a)(ii).

“Interim Statements” is defined in Section 3.6(a)(ii).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge”  as used in the phrase “to the Knowledge of Seller,” or phrases of similar import with respect to any of the parties, when used in this Agreement with respect to a statement, representation or warranty, means that, at the time such statement, representation or warranty was made, confirmed or deemed to have been made or confirmed, such party had, after reasonable investigation, reasonable ground to believe and no reasonable basis not to believe, and did in fact believe, that such statement, representation or warranty was true and that there was no omission to state therein a material fact required to be stated therein in order to make such statement, representation or warranty not misleading.  In determining for this purpose what constitutes reasonable investigation and reasonable ground for belief, the standard of reasonableness shall be that required of a prudent man in the management of his own property, recognizing that a party may, if reasonable under the circumstances, rely on employees of a corporation.

“Labor Rights Requirements” is defined in Section 3.22(a).

“Law” means (a) any constitution applicable to, and any statute, treaty, rule, regulation, ordinance, or requirement of any kind of, any Governmental Authority, (b) principles of common law, and (c) any Order.

“Leased Personal Property” is defined in Section 3.14(c).

“Leased Real Property” is defined in Section 3.16(a).

“Liability” means any liability or obligation of whatever kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Loss” or “Losses” means all of the following, arising, directly or indirectly, from or in connection with, a misrepresentation or of a breach of this Agreement or a contingency against which a Person is to be indemnified under this Agreement:

(a)           all losses, damages (including incidental, special, or exemplary damages, but specifically excluding consequential or punitive damages, damages for lost profits or damages for diminution of value);

(b)           expenses (including costs of investigation and defense of any Claim or Proceeding and the reasonable fees and charges of attorneys, accountants and other experts and consultants);

(c)           fines, penalties, judgments, payments in settlement of a Claim or Proceeding or made in compliance with any Order;

(d)           retrospective insurance premium adjustments, experience-based insurance premium adjustments, insurance replacement costs incurred upon cancellation of insurance due to a submitted claim or insured loss;

(e)           payments made and costs incurred under indemnification obligations to other Persons, other costs and payments (including the expenses of enforcing indemnification rights asserted under this Agreement); and

(f)           all other Liabilities.

“Material Adverse Change” means any materially adverse change other than an Excepted Adverse Change, regardless of whether foreseeable at the date of this Agreement, in the business, assets, financial condition or results of operations (including EBITDA or cash flow) of the Acquired Companies, taken as a whole, or on the ability of Sellers to perform their obligations under this Agreement or other Transaction Agreement and to consummate the Closing in a timely manner, in every case as determined from the perspective of a commercially reasonable Person in the Buyer’s position.  “Excepted Adverse Change” means an adverse change arising from any of the following, but only if the change (alone or together with other changes of any kind) would not disproportionately affect the Acquired Companies, taken as a whole relative to other similarly-sized companies engaged in the same business:

(a)           local, national or world business or economic conditions or conditions in the industries or markets in which the Acquired Companies operate;

(b)           natural disasters or climatic conditions;

(c)           armed conflict, acts of war or acts of terrorism (regardless if such acts occur in areas currently subject to armed conflict, declared war or terrorist activity);

(d)           conditions in financial, banking, or securities markets;

(e)           changes in GAAP or regulatory accounting practices applicable to the Acquired Companies;

(f)           changes in Law; and

(g)           the announcement of this Agreement, including any effect on relationships with customers and suppliers.

“Material Contract” is defined in Section 3.25(a).

“Notice of Objection” is defined in Section 1.4(d).

“Order” means any decree, injunction, judgment, order, ruling, writ, assessment or arbitration award of a Governmental Authority, arbitrator or arbitral body, commission or self-regulatory organization, whether arising from a Proceeding or applicable Law.

“Ordinary Course of Business” means an action taken by the applicable Acquired Company that:  (a) is consistent with the past practices of the Entity with reference the period covered by the Financial Statements and since the date of the Interim Balance Sheet, and is taken in the ordinary course of the normal day-to-day operations of the Entity; and (b) is not required to be authorized by the board of directors of the applicable Acquired Company (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of the applicable Acquired Company; and (c) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the applicable Acquired Company.

“Organizational Documents” means each of the following, as amended:  (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of general partnership of a general partnership; (c) the certificate of limited partnership of a limited partnership; (d) the certificate of organization or formation of a limited liability company; and (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person.

“Party” is defined in the Preamble.

“Paying Agent” means RBC Bank (USA).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Benefit Plan” is defined in Section 3.23(a)(iv).

“Permitted Encumbrances” means:

(a)           purchase money security interests for goods purchased under deferred payment terms existing or the date of this Agreement or, to the extent incurred in the Ordinary Course of Business and not in contravention of any prohibition in this Agreement, arising hereafter;

(b)           statutory liens of lessors, mechanics and materialmen and other parties to secure the payment of rent or for goods provided or services performed;

(c)           liens for current Taxes, assessments and other governmental levies, fees, or charges that are not due and payable or are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP;

(d)           zoning, building codes and other land use laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over the Leased Real Property and are not violated by the use or occupancy of the Leased Real Property by the Acquired Companies or the operation the businesses of, of the Acquired Companies as conducted during the periods covered by the Financial Statements, as conducted since and as contemplated to be conducted;

(e)           liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than liens imposed by ERISA);

(f)           non-exclusive license of Company Intellectual Property granted to third parties in the ordinary course of business, and licenses of Company Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and

(g)           easements, covenants, conditions, restrictions, and other similar matters of record affecting title to the Leased Real Property that do not or would not impair the use or occupancy of the Leased Real Property in the operation of the businesses of the Acquired Companies as conducted during the periods covered by the Financial Statements, as conducted since and as contemplated to be conducted.

“Person” means an individual, an Entity or a Governmental Authority.

“Post-Closing Payment” is defined in Section 1.2.

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Authority or before an arbitrator or arbitral body or mediator.

“Prohibited Transaction” is used as defined in Section 406 of ERISA and Section 4975 of the Code.

“Pro Rata” means, with respect to each Seller, the percentage of the Purchase Price proceeds received by such Seller.

“Purchase Price” is defined in Section 1.2.

“Real Property Permits” is defined in Section 3.16(e).

“Realty Lease” is defined in Section 3.16(c).

“Reasonable Efforts” means, with respect to a given objective that a Party is obligated by this Agreement to seek to attain (or to cause other Persons to seek to attain), the efforts that a reasonable Person in the position of the obligated Party would use so as to attain the objective expeditiously.

“Release”  means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, whether intentional or unintentional.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of the Person, including legal counsel, accountants, and financial advisors.

“Reserved Accounts” is defined in Section 1.3(g).

“Restricted Business” is defined in Section 6.1(a).

“Restricted Parties” means the following Persons: Ronald L. Hollis, Michael D. Maurice and Luis Gutierrez-Rocca.

“Restricted Territory” is defined in Section 6.1(a).

“Restriction Period” is defined in Section 6.1(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Confidential Information” is defined in Section 5.5(a)(iii).

“Seller Deductible” is defined in Section 8.7(a).

“Seller Indemnitees” is defined in Section 8.5.

 “Sellers’ Representative” means the Person named by the Sellers to act on their behalf as provided in Section 9.16.

“Sources and Uses Allocation” is defined in Section 1.2.

 “State Income Tax” means any Income Tax imposed by a state or political subdivision of a state in the United States or by the District of Columbia.

“Statement of Closing Date Calculations” is defined in Section 1.3(i).

“Stratasys”  means Stratasys, Inc., a Delaware corporation and one of the Sellers.

“System” is defined in Section 3.29(c).

“Target Closing Working Capital” is defined in Section 1.3(j).

“Target Cash and Cash Equivalents” is defined in Section 1.3(k).

“Tax Return” means any report, return, amended return, refund claim, information statement, payee statement or other information provided or required to be provided to any Governmental Entity, with respect to Taxes, including any return of an affiliated, combined or unitary group.

“Taxes” means taxes, levies, imposts, duties, assessments, charges, unemployment insurance payments and all withholdings imposed or required to be collected by or paid over to any Governmental Authority, including any interest, penalties, or additions imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns, as well as any obligation to indemnify or otherwise assume or succeed to the Tax Liability of another Person.

“Third-Party Claim” is defined in Section 8.9(a).

“Transaction Agreements” means this Agreement, the Parent Guaranty, the general and limited releases of each Seller, the estoppel and consent agreement relating to the Leased Real Property and the Escrow Agreement..

“WARN Act” is defined in Section 3.22(a).

“Welfare Plan” is defined in Section 3.23(a)(v).